Exhibit 1

GPCbiotech

BUILDING A SUSTAINABLE FUTURE

Annual Report 2005

GPC Biotech’s Oncology Pipeline

Drug Programs

Drug discovery and development

Drug discovery

Pre-clinical development

Clinical development

Phase 1

Phase 2

Phase 3

Satraplatin

second-line treatment of hormone-refractory prostate cancer (SPARC trial)

metastatic breast cancer

with Taxol® in non-small cell lung cancer

with radiation therapy in non-small cell lung cancer

with Taxotere® in advanced solid tumors

Monoclonal Antibody (1D09C3)

relapsed/refractory B-cell lymphomas

Cell Cycle Inhibitors

refractory cancers

Multiple programs focused on kinase inhibitors and apoptosis inducers

Key Figures

U.S. GAAP

2005

2004

2003

Financial performance

Revenues

€ in thousands

9,341

12,649

21,594

R&D expenses

€ in thousands

55,684

39,955

37,535

R&D of total operating expenses

%

72

75

74

G&A expenses

€ in thousands

20,590

13,173

11,526

Net loss

€ in thousands

(62,207)

(39,927)

(26,831)

Cash flow

Net cash used in operating activities

€ in thousands

(42,787)

(37,816)

(22,974)

Cash used in purchase of property, equipment and licenses

€ in thousands

(4,549)

(1,071)

(1,669)

Net cash burn1

€ in thousands

(47,336)

(38,887)

(24,643)

Net cash provided by financing activities

€ in thousands

11,501

79,672

42

Balance sheet data

Cash, cash equivalents, restricted cash, marketable securities and short-term investments

€ in thousands

95,235

130,990

91,671

Total assets

€ in thousands

139,263

141,893

101,564

Shareholders’ equity

€ in thousands

83,533

124,833

81,879

Equity ratio2

%

60

88

81

Share data

Earnings per share (basic and diluted)3

€

(2.08)

(1.60)

(1.29)

Dividends

€

—

—

—

Number of shares issued and outstanding as of Dec. 31

in thousands

30,152

28,741

20,754

Weighted average number of shares outstanding

in thousands

29,877

24,951

20,732

Additional information

Employees as of Dec. 31

222

171

181

1 Cash flow from operating activities plus cash used in purchase of property, equipment and licenses.

2 Total equity/total assets

3 Based on the weighted average number of shares outstanding.

“$” amounts throughout the Annual Report refer to U.S. dollars.

GPC BIOTECH’S MISSION IS TO DISCOVER, DEVELOP AND COMMERCIALIZE

NEW ANTICANCER DRUGS.

Content

2	Building a Sustainable Future

12	Highlights

14	Letter to Shareholders

18	Satraplatin: Moving Forward Rapidly in Development

23	Drug Discovery and Development: The Pipeline is Expanding

26	GPC Biotech Stock

28	Corporate Governance: Strong Commitment

34	Report of the Supervisory Board

36	Executive Committee

38	Glossary

42	Financial Calendar and Contacts

Insert: Form 20-F

We are making important progress in advancing and expanding our oncology pipeline.

Key milestones were achieved in the satraplatin Phase 3 trial in 2005, and several new clinical studies were started. Human clinical testing with the monoclonal antibody 1D09C3 was initiated. Also, additional expertise in kinase-based drug discovery was gained through the acquisition of the assets of Axxima Pharmaceuticals.

GPC Biotech’s Oncology Pipeline

Drug discovery and development

Pre-clinical development

Clinical development

Phase 1

Phase 2

Phase 3

Satraplatin (SPARC trial) second-line treatment of hormone-refractory prostate cancer

Satraplatin in metastatic breast cancer

Satraplatin in combination with Taxol® in non-small cell lung cancer

Satraplatin in combination with radiation therapy in non-small cell lung cancer

Satraplatin in combination with Taxotere® in advanced solid tumors

Monoclonal Antibody (1D09C3) relapsed/refractory B-cell lymphomas

Cell Cycle Inhibitors refractory cancers

Multiple programs focused on kinase inhibitors and apoptosis inducers

Building a Sustainable Future    2  |  3

We have entered into a major strategic alliance for satraplatin for Europe.

In December 2005, GPC Biotech signed a co-development and license agreement with Pharmion. The deal provides the Company with up to $270 million plus additional royalties. GPC Biotech retains rights to satraplatin for the U.S. and other key markets, such as Canada and Japan.

GPC Biotech’s Oncology Pipeline

Drug discovery and development

Pre-clinical development

Clinical development

Phase 1

Phase 2

Phase 3

Satraplatin (SPARC trial) second-line treatment of hormone-refractory prostate cancer

Satraplatin in metastatic breast cancer

Satraplatin in combination with Taxol® in non-small cell lung cancer

Satraplatin in combination with radiation therapy in non-small cell lung cancer

Satraplatin in combination with Taxotere® in advanced solid tumors

Monoclonal Antibody (1D09C3) relapsed/refractory B-cell lymphomas

Cell Cycle Inhibitors refractory cancers

Multiple programs focused on kinase inhibitors and apoptosis inducers

Building a Sustainable Future    4  |  5

In December 2005, GPC Biotech began the rolling NDA submission for satraplatin as second-line chemotherapy for hormone-refractory prostate cancer.

Target enrollment of 912 patients in the Phase 3 trial was also achieved in December.

The trial involved approximately 200 clinical sites in sixteen countries on four continents.

GPC Biotech’s Oncology Pipeline

Drug discovery and development

Pre-clinical development

Clinical development

Phase 1

Phase 2

Phase 3

Satraplatin (SPARC trial) second-line treatment of hormone-refractory prostate cancer

Satraplatin in metastatic breast cancer

Satraplatin in combination with Taxol® in non-small cell lung cancer

Satraplatin in combination with radiation therapy in non-small cell lung cancer

Satraplatin in combination with Taxotere® in advanced solid tumors

Monoclonal Antibody (1D09C3) relapsed/refractory B-cell lymphomas

Cell Cycle Inhibitors refractory cancers

Multiple programs focused on kinase inhibitors and apoptosis inducers

Building a Sustainable Future    6  |  7

Several studies with satraplatin were initiated in 2005, including a Phase 2 trial in metastatic breast cancer.

Combination and single-agent studies with satraplatin in several clinical settings have been initiated, and others are planned.

GPC Biotech’s Oncology Pipeline

Drug discovery and development

Pre-clinical development

Clinical development

Phase 1

Phase 2

Phase 3

Satraplatin (SPARC trial) second-line treatment of hormone-refractory prostate cancer

Satraplatin in metastatic breast cancer

Satraplatin in combination with Taxol® in non-small cell lung cancer

Satraplatin in combination with radiation therapy in non-small cell lung cancer

Satraplatin in combination with Taxotere® in advanced solid tumors

Monoclonal Antibody (1D09C3) relapsed/refractory B-cell lymphomas

Cell Cycle Inhibitors refractory cancers

Multiple programs focused on kinase inhibitors and apoptosis inducers

Building a Sustainable Future    8  |  9

GPC Biotech has a number of ongoing anticancer drug development and discovery programs focused on kinase inhibitors.

These programs support the Company’s goal of further growing the drug pipeline with novel mechanism-based cancer therapies.

GPC Biotech’s Oncology Pipeline

Drug discovery and development

Pre-clinical development

Clinical development

Phase 1

Phase 2

Phase 3

Satraplatin (SPARC trial) second-line treatment of hormone-refractory prostate cancer

Satraplatin in metastatic breast cancer

Satraplatin in combination with Taxol® in non-small cell lung cancer

Satraplatin in combination with radiation therapy in non-small cell lung cancer

Satraplatin in combination with Taxotere® in advanced solid tumors

Monoclonal Antibody (1D09C3) relapsed/refractory B-cell lymphomas

Cell Cycle Inhibitors refractory cancers

Multiple programs focused on kinase inhibitors and apoptosis inducers

Building a Sustainable Future    10  |  11

Highlights

January 2005 – January 2006

02/05

February 1, 2005 GPC Biotech Announces Initiation of Phase 1 Human Clinical Trial with 1D09C3 Anticancer Monoclonal Antibody

February 28, 2005 Data from Clinical Trial of Satraplatin for the Treatment of Hormone-Refractory Prostate Cancer Published in Oncology

03/05

March 2, 2005 GPC Biotech Acquires Assets of Axxima Pharmaceuticals

04/05

April 18, 2005 GPC Biotech Presents New Satraplatin Data at AACR

April 19, 2005 Independent Data Monitoring Board Holds Second Review of Safety Data and Recommends Satraplatin Phase 3 Trial Continue as Planned

April 26, 2005 GPC Biotech and Ingenium Receive €2.2 Million Joint Drug Discovery Grant from German Ministry

06/05

June 2, 2005 European Regulatory Committee Recommends Orphan Drug Status for GPC Biotech’s Anticancer Monoclonal Antibody 1D09C3 for Hodgkin’s Lymphoma

June 10, 2005 GPC Biotech Presents New Pre-Clinical Data on Anticancer Monoclonal Antibody 1D09C3 at the 9th International Conference on Malignant Lymphoma

07/05

July 5, 2005 GPC Biotech Announces Phase 1 Trial Evaluating Satraplatin in Combination with Texotere in Patients with Advanced Solid Tumors Opens for Accrual

11/05

November 2, 2005 GPC Biotech Announces Start of Phase 2 Trial Evaluating Satraplatin in Patients with Metastatic Breast Cancer

November 9, 2005 GPC Biotech Announces Clearance from German Regulatory Authority to Initiate Additional Phase 1 Clinical Trial with 1D09C3 Anticancer Monoclonal Antibody

November 16, 2005 GPC Biotech Presents New Satraplatin Preclinical Data at AACR-NCI-EORTC Meeting

12/05

December 5, 2005 GPC Biotech Announces Achievement of Target Enrollment in Satraplatin Phase 3 Registrational Trial (SPARC) for Second-Line Chemotherapy of Hormone Refractory Prostate Cancer

December 9, 2005 GPC Biotech Announces Start of Phase 2 Trial Evaluating Satraplatin plus Taxol® in Patients with Advanced Non-Small Cell Lung Cancer

December 13, 2005 Independent Data Monitoring Board Holds Third Review of SPARC Trial Safety Data

December 15, 2005 GPC Biotech Begins Rolling NDA Submission for Lead Drug Candidate Satraplatin

December 20, 2005 GPC Biotech and Pharmion Corporation Announce Partnering Agreement for Satraplatin in Europe

01/06

January 27, 2006 Orphan Drug Designation Granted by European Commission for Anticancer Monoclonal Antibody 1D09C3 for Chronic Lymphocytic Leukemia

Highlights    12  |  13

Letter to Shareholders

Bernd R. Seizinger, M.D., Ph.D. Chief Executive Officer

Dear Shareholders:

During 2005, GPC Biotech took critically important steps to build a sustainable future for the Company. These efforts involved key achievements in our Phase 3 registrational trial in prostate cancer for our lead anticancer drug candidate, satraplatin, as well as initiating new clinical studies to explore additional potential indications for this compound in other tumor types. We also advanced a second anticancer drug candidate - the monoclonal antibody 1D09C3 - into the clinic and acquired substantially all of the assets and hired many of the discovery scientists of another biotechnology company to enhance our own oncology drug discovery engine. And in December, we were very pleased to announce the signing of a co-development and license agreement with Pharmion for the commercialization of satraplatin in Europe, as well as in the Middle East, including Turkey, Australia and New Zealand.

Under the terms of this deal, GPC Biotech may receive up to $270 million in total based upon the achievement of regulatory and sales milestones, in addition to significant royalties on net sales. The deal structure provides us with major funding while we still retain the commercialization rights to the U.S. market - the world’s most important pharmaceutical market - and other important international markets, including Canada, Japan and other parts of Asia.

We were very gratified by the strong interest in satraplatin shown by many pharmaceutical and large biotech firms in the U.S. and Europe. Despite this broad and high level of interest, we ultimately chose Pharmion as our partner for Europe, since we believe that Pharmion is particularly suited to help us fully exploit the potential of satraplatin in this important but complex market. Pharmion’s sophisticated

Bernd R. Seizinger, M.D., Ph.D.

Chief Executive Officer

“In 2005, we achieved our ambitious goals for the Company for the next stage in its evolution as a leading transatlantic oncology biotech company.”

expertise and strong oncology-focused commercial infrastructure in Europe and the other licensed territories will be critical for the success of satraplatin. Importantly, Pharmion plans to further expand its marketing and sales infrastructure for satraplatin. Moreover, like GPC Biotech, Pharmion is clearly committed to broadly developing this compound for a variety of cancers. Satraplatin is the key asset for GPC Biotech, and it is now also a key asset for Pharmion. Pharmion has demonstrated its excitement about the potential of satraplatin through the terms of our deal, including an upfront development related cash payment of $37.1 million, and its commitment to fund a substantial portion of future development costs.

In addition to Pharmion’s commercial organization and commitment to fully exploring the commercial and medical potential of satraplatin, we believe that the compatibility of the companies’ teams and the great respect we have developed for one another, are also critical to a successful alliance. We look forward to a highly productive relationship with Pharmion in the months and years ahead.

During 2005, our drug development team worked hard to move the SPARC Phase 3 registrational trial forward, and in December we achieved the accrual target for the trial of 912 patients. Indeed, the SPARC trial is one of the fastest-accruing Phase 3 trials for a chemotherapy drug ever to be conducted in prostate cancer.

Also important to the continued progress with satraplatin, the independent Data Monitoring Board for the SPARC Phase 3 trial held two safety meetings during 2005 – one in April and one in December. The December safety review included 592 patients, well over half of the patients enrolled in the study. In both reviews, the Data Monitoring Board reported to GPC Biotech that the design and conduct of the study remained sound and recommended that the trial continue as planned. Such data reviews by an independent group of experts are strongly recommended by the U.S. FDA in any double-blind, placebo-controlled randomized Phase 3 trial and are important for the safety of the patients enrolled. It is very reassuring to us that, from a safety standpoint, the trial has been going as hoped.

Also in December, we utilized the fast track designation that the U.S. FDA granted satraplatin and began the rolling NDA submission for satraplatin based on the SPARC trial protocol in prostate cancer. Complete NDA submissions often contain tens of thousands of pages of information. It can therefore save time to be able to submit

Letter to Shareholders    14  |  15

the package in sections, allowing the review process to begin before the complete dossier has been submitted. Compounds with fast track designation such as satraplatin may also be granted an accelerated or priority review process by the FDA.

In addition to the solid progress made with our Phase 3 trial, we also initiated several studies to explore the potential of our lead drug candidate satraplatin in clinical settings beyond prostate cancer. Satraplatin belongs to the platinum family of compounds, which are a mainstay of modern cancer therapy. Standard-of-care regimens for a variety of cancers often include a platinum compound. Satraplatin, however, unlike the platinum compounds currently on the market, does not require intravenous administration but can be taken orally as capsules. In addition to the huge body of data available on intravenously administered platinum compounds in combination with many other therapies and in many cancer types, we also have data from clinical trials involving satraplatin that enrolled over 600 patients in various cancer settings, not including the pending data from the ongoing SPARC trial in prostate cancer. This wealth of data is being effectively utilized as we explore the use of satraplatin beyond the initial indication of second-line chemotherapy for hormone refractory prostate cancer.

For example, during 2005, we opened clinical studies exploring the potential of satraplatin in combination with members of the taxane family of compounds. Like the platinums, the taxanes, which include Taxol and Taxotere, are widely used to treat different types of cancer. Of particular interest is that the platinum and taxane families of compounds have proven synergies and are commonly used together to treat cancer. In 2005, GPC Biotech initiated a Phase 2 study exploring satraplatin in combination with Taxol in non-small cell lung cancer. This tumor type is the leading cause of cancer death. The study builds on data from a Phase 1 study that examined the satraplatin-Taxol combination. We also opened a Phase 1 study exploring the combination of satraplatin with Taxotere in advanced solid tumors. Pre-clinical data presented by GPC Biotech at important scientific and medical conferences during the year were supportive of further exploring satraplatin in combination with taxanes. These data provided additional insight into dosing sequencing. The data also demonstrated a lack of cross-resistance between satraplatin and taxanes, as well as a number of other common chemotherapies. This suggests that satraplatin may still be active against tumors that have become resistant to a variety of other anticancer drugs.

Recent clinical data suggest that there may be a role for platinum-based drugs in treating patients with metastatic breast cancer. In light of these recent findings, we opened a Phase 2 study to evaluate the single-agent activity of satraplatin in metastatic breast cancer. Should the data from this study be encouraging, we plan to explore satraplatin in various combination regimens to treat this very common type of cancer.

Much work was done with satraplatin during 2005. However, we also made good progress with earlier stage programs. Indeed, in early 2005, we entered a second program – our 1D09C3 monoclonal antibody against lymphoid tumors – into the clinic. We expanded this program during the year, and by year-end, the 1D09C3 Phase 1 program was up and running at three renowned cancer centers in Europe – The Oncology Institute of Southern Switzerland in Bellinzona, Switzerland, under the direction of Prof. Franco Cavalli, M.D.; the Istituto Nazionale dei Tumori in Milan, Italy, under Prof. Alessandro M. Gianni, M.D.; and the University Hospital of Cologne under the direction of Prof. Michael Hallek, M.D. We are delighted to have these leaders in cancer research and treatment and their institutions involved in the study of our antibody.

In addition to moving this program into the clinic, we also received orphan drug designation in Europe for Hodgkin’s lymphoma, and in early 2006, 1D09C3 was also granted a European orphan drug designation for chronic lymphocytic leukemia and multiple myeloma. Orphan drug designation provides European market exclusivity for up to ten years in the given indication, in addition to other potential benefits.

With both the antibody and satraplatin, we continue to do extensive pre-clinical work to support our plans in the clinic. Although these data do not generate as much immediate excitement as clinical data do, such testing is important for supporting current or future development plans and ultimately the registration for marketing approval of a drug candidate.

Also in 2005, we had an opportunity to enhance our drug discovery capabilities and capacity. We did this through the strategic acquisition of the Munich-based biotechnology firm, Axxima Pharmaceuticals. Axxima had extensive expertise in the area of kinase-based drug discovery that was highly complementary to our existing capabilities. Axxima’s signal transduction biology came out of the laboratory of

Dr. Axel Ullrich at the Max-Planck-Institute for Biochemistry, one of the world’s most renowned laboratories in this field, and Axxima’s medicinal chemistry team was also very experienced in kinase inhibitor chemistry. This acquisition, which included the transfer to GPC Biotech of a number of Axxima’s excellent scientists, provided a wonderful addition to our own outstanding drug discovery groups in Germany and in the U.S., and should assist us in achieving our goal of further growing our drug pipeline with novel mechanism-based therapies to treat cancer. In today’s highly competitive market for in-licensing promising drug candidates, the ability to feed one’s pipeline from within has become increasingly important. A cash infusion that was part of the transaction enabled us to significantly strengthen our mechanism-based drug discovery efforts without tapping into the financial resources earmarked for our advanced clinical oncology programs, particularly satraplatin. With more than 120 drug discovery scientists, we have built a very strong team, especially for a company of our size, and it is exciting for us to have such solid internal capabilities to aggressively move promising programs forward and initiate new projects.

Key events ahead

The year 2005 was one of the best years in GPC Biotech’s corporate history so far, as we took major steps forward in building a sustainable future for the Company. The year 2006 promises to be even more exciting as we anticipate a pivotal event for any biotechnology company: We expect to see efficacy data from our Phase 3 registrational trial for our lead product candidate satraplatin. Provided these data are positive, we will then complete the filing for marketing approval of satraplatin with regulatory authorities in the U.S. and file through our partner Pharmion in Europe.

We will continue to explore the efficacy of satraplatin in a variety of additional tumor types, particularly in combination with other cancer therapies, and we are also committed to advancing our earlierphase anticancer compounds.

As we get closer to seeing efficacy data from our Phase 3 satraplatin trial, and with a major partnership in place for Europe, we are now also focusing on preparation for the future marketing and sales of satraplatin, particularly in the U.S. We already have a core team of very experienced marketing and sales experts in place, and they are laying the important groundwork that needs to start well before a product is approved. Our goal is to take a leadership role in the marketing and sales of satraplatin in the U.S.

In 2005, we achieved our ambitious goals for preparing the Company for the next stage in its evolution into a leading transatlantic oncology biotech company. Our goals for 2006 are even bolder, but we believe we have the right experts, infrastructure and strategy to continue to move forward aggressively with our plans.

In conclusion, I would like to thank you, our shareholders, for your continued support and belief in GPC Biotech. I would also like to warmly thank our outstanding employees on both sides of the Atlantic. I am grateful for their hard work and dedication to the discovery and development of a new generation of anticancer drugs and their focus on building the foundation for the long-term success of our Company.

Sincerely,

Bernd R. Seizinger, M.D., Ph.D.

Chief Executive Officer

Letter to Shareholders    16  |  17

Satraplatin

Moving Forward Rapidly in Development

During 2005, GPC Biotech made solid progress in advancing its Phase 3 registrational trial and exploring potential additional indications for its lead drug candidate, satraplatin, the only orally bioavailable platinum-based compound in advanced clinical development.

The year culminated with three major satraplatin-related events in December:

– Completion of patient enrollment in the Phase 3 trial,

– Start of the rolling NDA (New Drug Application) submission with the U.S. FDA for satraplatin as a second-line chemotherapy treatment in hormone-refractory prostate cancer, and

– The signing of a major co-development and license agreement for Europe.

Planning for the Future Marketing and Sales of Satraplatin

Key Strategic Alliance for Europe Signed with Pharmion

In December 2005, GPC Biotech signed a co-development and license agreement for satraplatin with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation. Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of oncology and hematology patients. The deal was a watershed event for the Company, providing significant funding – up to $270 million plus royalties – while still allowing GPC Biotech to retain its existing rights within the U.S. and other key non-European markets like Canada, Japan and other parts of Asia. Under the terms of the agreement, Pharmion gains exclusive commercialization rights for Europe, the Middle East, including Turkey, and for Australia and New Zealand.

“Satraplatin represents an important addition to our product portfolio, complementing our existing products as well as the global regulatory, clinical development and commercial organizations that support them.”

Patrick J. Mahaffy, President and Chief Executive Officer, Pharmion Corporation

The Pharmion team is highly experienced in developing and commercializing oncology products on a global basis and has extensive global regulatory expertise. They have set up a solid global infrastructure, including a marketing, sales, and distribution network with operations in sixteen countries and twenty-two distributor partners for other parts of the world. They are committed to further expanding that strong commercial infrastructure for satraplatin.

Pharmion-GPC Biotech co-development and license deal for satraplatin

– Covered territories: Europe, the Middle East (including Turkey), Australia, New Zealand

– Upfront development-related payments: $37.1 million ($18 million reimbursement for past satraplatin clinical development costs plus $19.1 million for funding of ongoing and certain future clinical development to be conducted jointly by Pharmion and GPC Biotech)

– Global development costs to be shared; $22.2 million further commitment by Pharmion in addition to the $37.1 million initial payments

– Regulatory filing and approval milestones: up to $105.5 million

– Sales milestones: up to $105 million based on the achievement of significant annual sales levels in the Pharmion territories

– Royalties: 26 to 30% on annual sales up to $500 million, 34% on annual sales over $500 million in the Pharmion territories

– Regulatory and commercial activities in their respective territories led and funded by Pharmion and GPC Biotech

Plans for Other Key Markets

Planning for the effective marketing and sales of a drug must begin well before a product is launched, and GPC Biotech and Pharmion are working closely together to plan appropriate strategies for satraplatin. Although Pharmion will lead marketing and sales efforts in Europe and their other territories, other markets – including the U.S., Canada, Japan and other parts of Asia – remain the responsibility of GPC Biotech.

For the U.S., GPC Biotech’s goal is to take the lead in marketing and sales. At the same time, GPC Biotech is also holding open the possibility of entering into a co-promotion alliance for the U.S. market with a pharmaceutical/biotechnology company to maximize the commercial potential of satraplatin.

For other important markets, including Japan, GPC Biotech expects to enter into additional strategic alliances.

Making Progress in Second-Line Chemotherapy of Hormone-Refractory Prostate Cancer

Seeking to Address a Growing Unmet Medical Need in Prostate Cancer

Prostate cancer is the most common cancer among men in the U.S. and Europe. An estimated 232,000 men in the U.S. were diagnosed with the disease during 2005. With over 30,000 U.S. deaths estimated in 2005, prostate cancer is second only to lung cancer as a leading cause of cancer-related death in men. The number of patients with this disease is expected to increase with the aging of the population.

Early-stage, localized prostate cancer is usually treated with surgery and/or radiation therapy. Patients who relapse with advanced disease are then treated with hormone therapy. Although most patients initially respond well to hormone therapy, the cancer cells eventually become hormone resistant – or refractory – and the disease again progresses.

Important advancements have been made in recent years in treating hormone-refractory prostate cancer (HRPC). In particular, for the first time, trials with Taxotere® (docetaxel) showed that chemotherapy can prolong the survival of patients with HRPC. Taxotere was approved in both the U.S. and Europe in 2004 as a chemotherapy treatment for HRPC.

However, at this stage of the disease, there is no cure. All patients will eventually progress and, once they do, they will die, on average after about one year. Thus, there is a growing unmet medical need for new, effective treatments for patients in whom initial chemotherapy has failed.

Update on Phase 3 Registrational Trial

Seeking to address this growing need, GPC Biotech initiated a Phase 3 registrational trial – the SPARC (satraplatin and prednisone against refractory cancer) trial – in the fall of 2003 to evaluate satraplatin plus prednisone as a second-line chemotherapy treatment for HRPC. The SPARC trial is a global, double-blind, randomized, placebocontrolled trial. The endpoints of the trial are progression-free survival (PFS), as well as overall survival and time to pain progression.

Satraplatin    18  |  19

Cumulative Number of Patients Enrolled in the SPARC Trial

900

800

700

600

500

400

300

200

100

0

Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4

2003 2004 2005

The SPARC trial is modeled on an earlier randomized, multicenter fifty-patient study conducted by the European Organization for Research and Treatment of Cancer (EORTC) that evaluated satraplatin plus prednisone as first-line chemotherapy for HRPC. The EORTC study suggests that treatment with satraplatin significantly lengthened PFS. The median overall survival time was longer for patients treated in the satraplatin arm, although the difference was not statistically significant. To date, satraplatin is the only platinum compound that has PFS data supporting efficacy in a randomized trial in HRPC.

Satraplatin has been granted fast track designation by the U.S. FDA as a second-line chemotherapy treatment for HRPC. The FDA’s fast track programs are intended to facilitate the development and expedite the review of drugs that treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. The “fast track” designation enables a company to do a rolling submission, submitting individual sections of the NDA as they become available. GPC Biotech utilized this special designation in December 2005 and began the submission of the rolling NDA filing for satraplatin as a second-line chemotherapy treatment for HRPC. To begin the rolling NDA process, the Company submitted to the FDA the chemistry, manufacturing and controls – or CMC – section of the NDA filing.

As is recommended by the FDA for double-blind, placebo-controlled randomized Phase 3 trials, the Company has put in place an independent Data Monitoring Board (DMB). The DMB makes recommendations to GPC Biotech regarding the continuation, modification or stopping of the trial based on its review of safety and efficacy data. To date, the DMB has held three meetings – one in 2004 and two in 2005 – each focused on a review of safety data from the trial. After each of these meetings, the DMB reported that the design and conduct of the trial remained sound and recommended that the trial continue as planned. The third of these safety reviews was held in December 2005, based on 592 patients – well over half of the full accrual.

In December, GPC Biotech reached target enrollment in the SPARC trial and began the submission of the rolling NDA filing.

Also in December, the Company reached target enrollment of 912 patients in the SPARC trial, making this one of the fastest-accruing Phase 3 trials for a chemotherapy treatment ever conducted in prostate cancer. Data from the SPARC trial are expected to form the basis of an NDA filing in the U.S., as well as a Marketing Authorization Application (MAA) in Europe.

Exploring Potential Additional Clinical Settings for Satraplatin

Over the past two decades, platinum-based drugs have become a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. Unlike the platinum drugs currently on the market, all of which require intravenous administration, satraplatin is an orally bioavailable compound and is given as capsules that patients can take at home. An oral platinum drug could offer important benefits, including ease of administration and patient convenience, in a variety of applications. In addition, clinical data to date suggest that satraplatin is relatively well tolerated.

During 2005, GPC Biotech initiated several Phase 1 and 2 studies designed to evaluate satraplatin in other indications, including in combinations with other anticancer treatments.

Breast Cancer – a Need for Additional Effective Therapies for Patients with Advanced Disease

Breast cancer is the leading cause of cancer-related death among women in Europe, and in the U.S. it is second only to lung cancer. In 2005 in the U.S., over 210,000 new cases of invasive breast cancer were estimated to have been diagnosed and over 40,000 women were estimated to have died from the disease. The numbers are even higher in the European Union, with an estimated 270,000 new cases of the disease diagnosed annually and 88,000 deaths. While today in the U.S. the five-year relative survival rate for localized breast cancer is 98%, the rate for patients with metastases is only 26%.

Despite advancements in the treatment of breast cancer, patients with advanced disease often do not respond to existing treatments or will eventually relapse. For example, a major drug for this disease, Herceptin® (trastuzumab), can be used to treat only 20% to 30% of metastatic breast cancer patients. Thus, there exists a continued need for new and effective treatments.

Although platinum drugs have not traditionally been used to treat breast cancer, recent data suggest they may be useful in combination with other treatments in this setting, including with Taxol® (paclitaxel) or Taxotere, and for certain patients, also with Herceptin.

In November 2005, a Phase 2 trial evaluating satraplatin in patients with metastatic breast cancer who had received no more than one prior chemotherapy regimen was initiated. GPC Biotech is conducting this study to gain more insight into the activity of satraplatin in this important cancer area. These data with single agent satraplatin could form the basis for additional clinical studies in breast cancer, most likely in combination with other agents.

GPC Biotech initiated several Phase 1 and 2 studies designed to evaluate satraplatin in a variety of indications, including in combinations with other anticancer treatments.

Platinum Drugs Shown to Enhance Radiation Therapy but Logistics are Challenging with Currently Available Drugs

Radiation therapy is an important treatment for many types of cancer. Over 1.1 million patients were estimated to have been treated with radiation therapy in the U.S. in 2005. Platinum-based chemotherapy treatments have been clinically proven to enhance the effects of radiation therapy, and this type of combination therapy is the standard of care for a number of cancers, including non-small cell lung cancer (NSCLC).

Despite the known beneficial effects of the platinum-radiation therapy combination, it is a logistical challenge to administer these two treatments together. All platinum-based compounds on the market today are administered intravenously. These compounds must be prepared under strict safety conditions due to toxicity concerns. In the case of cisplatin, the patient also must be given fluids intravenously to avoid kidney toxicity, and the entire process takes several hours. As a result, daily administration of the intravenous platinum-based drugs is not practical, and instead, these drugs are given periodically, either once a week or once every two to three weeks.

Satraplatin

Satraplatin, GPC Biotech’s lead drug candidate, is orally administered.

Another logistical difficulty is the difference in physical locations where radiation therapy and platinum-based drugs are administered. Because of the safety concerns and the need for administration via intravenous infusion, the currently available platinum drugs must be administered under the supervision of a medical oncologist in a facility equipped for chemotherapy administration. The radiation therapy is given in a separate, appropriately equipped radiation therapy suite under the supervision of a different physician, the radiation oncologist.

Since radiation therapy is typically administered five days per week for several weeks and the intravenous platinum-based drugs are generally only administered a couple of times during the entire course of radiation treatment, the current regimens used for chemoradiation treatments do not optimize the synergistic benefits of this combination therapy.

Satraplatin, on the other hand, is given by mouth as capsules. As such, it potentially could be taken by the patient just prior to coming to the radiation therapy center on each day of radiation treatment. This is a comfortable and convenient option for the patient. Additionally, because satraplatin can be taken daily, it offers the potential to further enhance the treatment effects of the combination therapy. Early clinical experience combining satraplatin with radiation therapy showed promising results. To build on these earlier results, a Phase 1 clinical study evaluating this combination in patients with NSCLC has been initiated. Other studies evaluating satraplatin and radiation therapy in other cancer types are being planned.

Combinations with Wide Variety of Anticancer Drugs Being Explored

Platinum-based drugs are combined with a variety of other anticancer drugs to treat a number of types of cancer. As part of its strategy to evaluate other possible indications for satraplatin beyond secondline chemotherapy for HRPC, GPC Biotech has planned or initiated a number of clinical studies evaluating satraplatin in combination with other therapies.

Pre-clinical data presented by GPC Biotech during 2005 are supportive of this direction. In vitro data showed that satraplatin remained active in drug-resistant tumor cells that had been pre-treated with commonly used anticancer drugs, including the taxanes.

There are known synergies between the platinum and taxane families of compounds, and the combination of a platinum-based compound with a taxane-based drug such as Taxol or Taxotere is used to treat a variety of cancers. During 2005, GPC Biotech initiated two studies to explore such combinations with satraplatin.

In the summer of 2005, a Phase 1 study evaluating satraplatin in combination with Taxotere in patients with advanced solid tumors was initiated at the University of Wisconsin Comprehensive Cancer Center. The primary objectives of this study are to assess safety, determine maximum tolerated doses and recommend Phase 2 dosage for this combination. Pre-clinical in vitro data presented in 2005

Satraplatin    20  |  21

Significant Additional Potential Opportunities Beyond Second-Line HRPC

Clinical development

Phase 1

Phase 2

Phase 3

Current Registration Indication

Second-Line Treatment of HRPC

SPARC trial ongoing

Additional Potential Opportunities

Treatment of Other Cancers

Possible indications include:

- Lung cancer

- Breast cancer

Ph. 2 study in breast cancer

Combination Therapies

- With taxanes

- With other cytotoxic drugs

With new mechanism-based drugs

Ph.2 study with Taxol® in NSCLC

Ph.1 study with Taxotere® in solid tumors

Radiation Therapy

Ph. 1/2 study with radiation in NSCLC

- Potential of enhanced efficacy through oral administration

> daily dosing with radiation

supported that there is a synergistic response when prostate cancer cells are treated sequentially with Taxotere and satraplatin. Should the clinical data from the ongoing Phase 1 trial also be supportive, the Company anticipates initiating a Phase 2 study with this combination in patients with HRPC.

In December 2005, GPC Biotech opened a Phase 2 study evaluating satraplatin in combination with Taxol as a first-line therapy in patients with inoperable advanced NSCLC. This Phase 2 study in advanced NSCLC is an open label study being led by investigators at the Sarah Cannon Research Institute (SCRI) in Nashville, Tennessee. The study is also available at the affiliated network of oncologists, Tennessee Oncology. The primary objective of this study is to determine the objective response rate of satraplatin in combination with Taxol in this patient population. The study is expected to enroll up to forty patients. The Phase 2 study is building on a Phase 1 study conducted by researchers at the SCRI that evaluated the safety of and recommended the Phase 2 doses for the combination of satraplatin and Taxol.

Lung cancer is the leading cause of cancer death in the U.S., with an estimated 163,000 deaths from the disease in 2005. Over 170,000 new cases were estimated to be diagnosed in 2005. The five-year survival rate for lung cancer in the U.S. is only 15%. Recent statistics for Europe estimated over 375,000 cases annually of lung cancer and over 345,000 deaths from the disease. NSCLC accounts for over 80% of all lung cancer cases.

Platinum-based therapies are widely used to treat patients with advanced NSCLC. Satraplatin, as an oral platinum-based compound, could, if effective and well tolerated in combination with Taxol and possibly other anticancer agents, become an important new option for treating patients with this disease.

Moving forward, GPC Biotech plans to continue to pursue other possible indications for satraplatin, including in combination with other oral anticancer drugs and with other chemotherapies, as well as with targeted therapies.

Drug Discovery and Development

The Pipeline is Expanding

GPC Biotech’s pipeline is expanding and progressing. In January 2005, the monoclonal antibody 1D09C3 entered Phase 1 clinical testing. Three renowned cancer centers in Germany, Switzerland and Italy are evaluating 1D09C3 in patients with the most common forms of lymphoid cancer. The acquisition of the assets of Axxima Pharmaceuticals in March 2005 added important expertise in the area of kinase-based drug discovery and should contribute to the longer-term goal of growing the drug pipeline with novel mechanism-based therapies to treat cancer.

1D09C3 – Monoclonal Antibody Against Lymphoid Cancers

In 2005, it was estimated that more than 56,000 people in the U.S. and about 70,000 people in the European Union (EU) were diagnosed with non-Hodgkin’s lymphoma (NHL), the most common form of lymphoma. In recent years, good progress has been made in treating lymphoid cancers with antibodies such as Rituxan® (rituximab). However, a number of patients do not respond to existing treatments, and of those who do initially respond, the majority eventually relapses. Thus, there remains a major unmet medical need for additional therapies to treat patients who have relapsed or become resistant to currently available treatments.

Antibodies are normally produced by the body in response to the presence of foreign substances (antigens) in the body and are extremely specific. Monoclonal antibodies are manufactured proteins that share characteristics with naturally occurring antibodies. Each antibody usually binds to one particular type of antigen presented on a cell and can interfere with that cell’s activity or cause cell death. GPC Biotech’s 1D09C3 monoclonal antibody binds specifically to the MHC (major histocompatibility complex) class II molecule, which is found mainly on the surface of blood cells and certain tumor cells. In in vitro studies, 1D09C3 has been shown to kill these tumor cells by inducing programmed cell death.

Based on pre-clinical studies, the mechanism-of-action of 1D09C3 is believed to be novel and is different from those of Rituxan and

Satraplatin  |  Drug Discovery and Developmant    22  |  23

other monoclonal antibodies currently approved for the treatment of NHL in the U.S. Unlike other antibodies in this indication, including Rituxan, 1D09C3 does not require a functioning immune system for its cell-killing effect. Patients who have been treated with currently approved therapies frequently have a weakened immune system. With its differentiating characteristics, 1D09C3 may hold the potential to become an important new therapy for NHL.

Clinical Trial Program

Three major cancer centers in Europe are currently involved in the Phase 1 clinical trial program for 1D09C3. These are: The Oncology Institute of Southern Switzerland (IOSI) in Bellinzona, Switzerland under the direction of Prof. Franco Cavalli, M.D.; the Istituto Nazionale dei Tumori in Milan, Italy under Prof. Alessandro M. Gianni, M.D.; and the University Hospital of Cologne under the direction of Prof. Michael Hallek, M.D.

1D09C3 Anticancer Monoclonal Antibody

GPC Biotech’s 1D09C3 anticancer monoclonal antibody is currently in Phase 1 human clinical testing.

The Phase 1 program is evaluating 1D09C3 in patients with relapsed or refractory B-cell lymphomas, such as Hodgkin’s and non-Hodgkin’s lymphomas, in whom prior standard therapy has failed. The goals of the studies are to determine the maximum tolerated dose, recommend a dose and schedule for subsequent Phase 2 studies and to examine the safety and tolerability of the antibody. Two different dosing schedules are being explored.

The European Commission granted orphan drug designation to 1D09C3 in the treatment of Hodgkin’s lymphoma in mid-2005 and for the treatment of chronic lymphocytic leukemia (CLL) and multiple myeloma (MM) in early 2006. The orphan drug program of the European Medicines Agency (EMEA) is designed to promote the development of drugs to treat rare life-threatening or very serious conditions that affect no more than five in every 10,000 people in the EU. In the EU the prevalence of Hodgkin’s lymphoma is approximately 46,000, approximately 69,000 for CLL and approximately 67,000 for MM.

The European Commission has granted orphan drug designation to 1D09C3 in the treatment of Hodgkin’s lymphoma, chronic lymphocytic leukemia and multiple myeloma.

The orphan drug designation provides EU market exclusivity for up to ten years for the given indication. Other potential benefits include: a reduction in fees associated with various aspects of the regulatory process, including the application for marketing approval, and EMEA guidance in preparing a dossier for marketing approval.

Acquisition of Axxima Pharmaceuticals

In March 2005, GPC Biotech acquired substantially all of the assets of Axxima Pharmaceuticals AG, a Munich-based biotechnology firm. As part of this acquisition, a number of highly experienced scientists transferred from Axxima Pharmaceuticals to GPC Biotech. This strategic transaction added important additional expertise and capabilities in the area of kinase-based drug discovery to GPC Biotech. For example, Axxima’s signal transduction biology came out of the laboratory of Dr. Axel Ullrich at the Max-Planck- Institute for Biochemistry, one of the world’s most renowned laboratories in this field. Additionally, Axxima’s medicinal chemistry team brought important experience in kinase inhibitor chemistry to GPC Biotech’s existing discovery infrastructure. The expertise that Axxima employees brought to GPC Biotech is highly complementary to the existing internal capabilities and focus of activities of the Company. The cash infusion associated with the transaction enabled GPC Biotech to significantly strengthen its mechanism-based drug discovery efforts without diverting financial resources intended for more advanced clinical oncology programs like satraplatin.

The Axxima acquisition in 2005 is expected to help to support the Company’s goal of internally growing the drug pipeline with novel mechanism-based cancer therapies.

Kinase Inhibitors

GPC Biotech has ongoing drug development and discovery programs that leverage its expertise in kinase inhibitors. Protein kinases represent a large family of proteins that play an important role in signaling between and within cells. The inhibition of distinct kinases can therefore modulate various biological processes, some of which are critically important in the development of cancer. Many of the more than 500 protein kinases encoded by the human genome have been implicated in tumor growth.

One reason that a cell can become cancerous is an uncontrolled growth signal. This signal is sent to the nucleus on a pathway of kinases. As a result, the cell starts to grow and divide in an uncontrolled manner, which can eventually lead to the growth of a tumor if the signal is activated inappropriately. Inhibiting a specific kinase involved in such a pathway, and thereby interrupting the internal tumor cell communication, can be an effective way to develop a new anticancer treatment. Indeed, in recent years several new anticancer drugs that act through the inhibition of kinases have been approved for marketing.

K

Kinase

Growth Signal

K

K

Receptor

Nucleus

Plasma Membrane

Cytoplasm

Drug Discovery and Development    24  |  25

GPC Biotech Stock

Markets closed mixed in 2005. While the European markets had a very good year, the U.S. markets performed less robustly. GPC Biotech’s stock closed unchanged with some fresh momentum at year end following the Company’s announcement of a major strategic alliance for its lead drug candidate, satraplatin.

International Stock Markets

The year 2005 was a successful one for the German markets. The DAX gained 27% and closed at 5,408 points, close to its fifty-two-week high of 5,496 points. The TecDAX gained 15% compared to 2004. The U.S. markets did not fare as well, with the Dow Jones closing down 0.6%, its first annual loss since 2002. The NASDAQ Composite gained a modest 1.4% and the NASDAQ Biotech index was up 2.8% compared to 2004.

GPC Biotech Stock

GPC Biotech’s stock closed the year 2005 at €10.53 – unchanged compared to 2004. The market capitalization was €317 million at year end. The stock reached its high of the year at €11.90 in January. The low of the year of €7.99 occurred in April, followed by a lengthy recovery period. The TecDAX ranking, which tracks the thirty largest companies in the technology segment of the Frankfurt Stock Exchange, is based on the market capitalization of the companies and the trading liquidity of their shares. GPC Biotech’s index standing was twenty in free-float market capitalization and sixteen in trading liquidity as of December 31, 2005. This compares to a ranking of fifteen in free-float market capitalization and a ranking of nine in trading liquidity as of December 31, 2004.

GPC Biotech has listed American Depositary Shares (ADSs) on the NASDAQ Stock Market in the U.S. since mid-2004. The ADS closing price for 2005 was $12.33, a decrease of 13% compared to year-end 2004.

Investor Relations Activities

GPC Biotech’s investor relations activities continued to focus on providing timely, informative and reliable information on the Company to institutional investors, financial analysts and individual shareholders.

During 2005, the Company participated in eighteen key institutional investor conferences, nearly half of which were held in the U.S. and the rest in Europe. The Company also conducted over 165 one-on-one meetings with members of the investment community. Approximately 45% of these meetings were held in the U.S., and the remaining were held in key financial centers in Europe. GPC Biotech also was able to maintain its extensive analyst coverage in 2005. At year-end, sixteen analysts were actively following GPC Biotech.

In the Thomson Extel Pan-European Survey 2005, GPC Biotech was ranked fourth of all biotechnology companies. The survey examined how well companies’ investor relations efforts were received by fund managers and brokerage firms.

Development of GPC Biotech Stock Price January 2005 through February 2006 (Indexed)

%

150

140

130

120

110

100

90

80

70

1/1

6/30

12/31

2/28 date

GPC Biotech

TecDAX

NASDAQ Biotech

Prime Biotechnology IG

NASDAQ Composite

Key Data for GPC Biotech Stock in 2005

Closing price (Xetra)

Year End (December 31) €10.53

High (January 4) €11.90

Low (April 29) €7.99

Total average daily trading volume 111,309 shares

Weighted average number of shares outstanding 29,877,348 shares

Number of shares outstanding (December 31) 30,151,757 shares

Market capitalization (December 31) €317 million

Key Data for American Depositary Shares (ADSs) in 2005

Closing price (NASDAQ)

Year End (December 31) $12.33

High (January 4) $15.84

Low (May 4) $10.15

Total average daily trading volume 2,134 ADSs

Underlying share ratio 1:1

Ticker

ISIN: DE0005851505

WKN: 585150

Frankfurt Stock Exchange: GPC

NASDAQ: GPCB

CUSIP: 38386P108

Bloomberg: GPC GR

Reuters: GPCG. DE

Financial Institutions Covering GPC Biotech (as of 12/31/2005)

BayernLB

BHF-Bank

Credit Suisse First Boston

DZ Bank

Equinet

Goldman Sachs

ING Financial Markets

Jefferies International Limited

Landesbank Baden-Württemberg

Lehman Brothers

M.M. Warburg & Co.

Nord/LB

Pacific Growth Equities

Sal. Oppenheim

Vontobel

WestLB

Designated Sponsors

BayernLB

WestLB

GPC Biotech Stock    26  |  27

GPC Biotech AG

Consolidated Financial Statements

AUDIT OPINION

To GPC Biotech AG:

“We have audited the consolidated financial statements prepared by GPC Biotech AG, Martinsried/Planegg, comprising the balance sheet, the income statement, statement of changes in equity, cash flow statement and the notes to the consolidated financial statements, together with the group management report for the fiscal year from January 1 to December 31, 2005. The preparation of the consolidated financial statements and the group management report in accordance with US-GAAP and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB [“Handelsgesetzbuch”: “German Commercial Code”] are the responsibility of the parent company’s management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with Sec. 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements comply with US-GAAP and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements.

The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.”

Munich, March 10, 2006

Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

Broschulat	Dr. Napolitano
German Public Auditor	German Public Auditor

GPC Biotech AG

Consolidated Balance Sheets

	December 31,
	2005	2004
	(in thousand €, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	30,559	59,421
Marketable securities and short-term investments	63,061	69,248
Accounts receivable	31,326	—
Accounts receivable, related party	1,436	1,006
Prepaid expenses	1,333	1,170
Other current assets	3,920	4,211

Total current assets	131,635	135,056

Property and equipment, net	4,103	2,615
Intangible assets, net	1,072	1,133
Other assets, non-current	838	768
Restricted cash	1,615	2,321

Total assets	139,263	141,893

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	2,141	519
Accrued expenses and other current liabilities	11,274	6,910
Current portion of deferred revenue, related party	5,228	4,938
Current portion of deferred revenue	19,548	—

Total current liabilities	38,191	12,367

Deferred revenue, related party, net of current portion	975	2,925
Deferred revenue, net of current portion	12,053	—
Convertible bonds	2,334	1,768
Other liabilities, non-current	2,177	—
Shareholders’ equity:
Ordinary shares, € 1 non-par, notional value shares authorized: 53,780,630 at December 31, 2005 and 51,655,630 December 31, 2004 shares issued and outstanding: 30,151,757 at December 31, 2005 and 28,741,194 at December 31, 2004	30,152	28,741
Additional paid-in capital	284,931	266,074
Accumulated other comprehensive loss	(2,093)	(2,732)
Accumulated deficit	(229,457)	(167,250)

Total shareholders’ equity	83,533	124,833

Total liabilities and shareholders’ equity	139,263	141,893

See accompanying notes to consolidated financial statements.

GPC Biotech AG

Consolidated Statements of Operations

	Year ended December 31,
	2005	2004
	(in thousand €, except share and per share data)
Collaborative revenues (a)	9,341	12,649
Grant revenues	—	—

Total revenues	9,341	12,649
Research and development expenses	55,684	39,955
General and administrative expenses	20,590	13,173
In process research and development	683	—
Amortization of intangible assets	417	413

Total operating expenses	77,374	53,541

Operating loss	(68,033)	(40,892)

Other income (expense), net	2,938	(1,554)
Interest income	2,963	2,618
Interest expense	(75)	(99)

	5,826	965

Net loss	(62,207)	(39,927)

Basic and diluted loss per share, in euro	(2.08)	(1.60)

Shares used in computing basic and diluted loss per share	29,877,348	24,950,638

___________
(a) Revenues from related party Collaborative revenues	9,095	12,588

See accompanying notes to consolidated financial statements.

GPC Biotech AG

Consolidated Statements of Cash Flows

	Year ended December 31,
	2005	2004
	(in thousand €)
Cash flows from operating activities:
Net loss	(62,207)	(39,927)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	3,478	1,568
Amortization	417	413
Compensation cost for stock option plans and convertible bonds	6,665	3,451
Loss accrual on sublease contract	2,988	—
Acquired in-process research and development	683	—
Change in accrued interest income on marketable securities and short term investments	478	(556)
Bond premium amortization	629	513
(Gain)/loss on disposal of property and equipment	(83)	56
(Gain)/loss on marketable securities and short-term investments	—	841
Changes in operating assets and liabilities:
Accounts receivable, related party	(430)	(1,006)
Accounts receivable	(31,325)	754
Other assets, current and non-current	1,550	(1,987)
Accounts payable	1,552	(96)
Deferred revenue, related party	(1,671)	(2,241)
Deferred revenue	31,602	(165)
Other liabilities and accrued expenses	2,887	566

Net cash used in operating activities	(42,787)	(37,816)

Cash flows from investing activities:
Purchases of property, equipment and licenses	(4,549)	(1,071)
Proceeds from the sale of property and equipment	187	—
Proceeds from the sale of marketable securities and short-term investments	35,803	4,289
Purchases of marketable securities and short-term investments	(31,408)	(20,267)

Net cash (used in) provided by investing activities	33	(17,049)

Cash flows from financing activities:
Proceeds from issuance of shares in asset acquisition, net of payments for costs of transaction	10,412	—
Proceeds from equity offering, net of payments for costs of transaction	—	77,976
Proceeds from issuance of convertible bonds	580	935
Repayment of convertible bonds	(8)	(4)
Proceeds from exercise of stock options and convertible bonds	517	2,038
Cash received for subscribed shares	—	—
Principal payments under capital lease obligations	—	(634)
Principal payment of loans	—	(639)

Net cash provided by financing activities	11,501	79,672

Effect of exchange rate changes on cash	1,393	(314)
Changes in restricted cash	998	(19)

Net increase (decrease) in cash and cash equivalents	(28,862)	24,474
Cash and cash equivalents at beginning of year	59,421	34,947

Cash and cash equivalents at end of year	30,559	59,421

Supplemental Information:
Cash paid for interest	107	63
Non-cash investing and financing activities:
Net assets acquired in exchange for shares in connection with asset acquisition	2,667

See accompanying notes to consolidated financial statements.

GPC Biotech AG

Consolidated Statements of Changes in Shareholders’ Equity

	Ordinary shares
	Shares	Amount	Additional Paid-in Capital	Sub-scribed Shares	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
Balance at December 31, 2003	20,754,075	20,754	190,335	215	(2,102)	(127,323)	81,879

Components of comprehensive loss:
Net loss						(39,927)	(39,927)
Change in unrealized gain on available-for-sale securities					(154)		(154)
Accumulated translation adjustments					(476)		(476)

Total comprehensive loss							(40,557)
Issuance of shares in equity offering	7,160,000	7,160	70,816				77,976
Exercise of stock options and convertible bonds	827,119	827	1,472	(215)			2,084
Compensation cost for stock options and convertible bonds			3,451				3,451

Balance at December 31, 2004	28,741,194	28,741	266,074	—	(2,732)	(167,250)	124,833

Components of comprehensive loss:
Net loss						(62,207)	(62,207)
Change in unrealized gain on available-for-sale securities					(684)		(684)
Accumulated translation adjustments					1,323		1,323

Total comprehensive loss							(61,568)
Issuance of shares in asset acquisition	1,311,098	1,311	11,768				13,079
Exercise of stock options and convertible bonds	99,465	100	424				524
Compensation cost for stock options and convertible bonds			6,665				6,665

Balance at December 31, 2005	30,151,757	30,152	284,931	—	(2,093)	(229,457)	83,533

See accompanying notes to consolidated financial statements.

1. Nature of Business and Organization

GPC Biotech AG is a biopharmaceutical company discovering and developing new drugs to treat cancer. GPC Biotech AG is incorporated in the Federal Republic of Germany and has its registered offices in Martinsried/Planegg (hereafter referred to as GPC Biotech or the “Company”). The Company’s lead product candidate - satraplatin – is currently being tested in a Phase 3 registrational trial for second-line chemotherapy in hormone-refractory prostate cancer. This trial achieved its target enrollment of 912 patients in December 2005. The U.S. Food and Drug Administration (FDA) has granted fast track designation to satraplatin for this indication, and in December 2005, GPC Biotech initiated the rolling New Drug Application (NDA) submission process for this compound by submitting the Chemical Manufacturing Controls section of the NDA to the FDA. In December 2005, the Company signed a co-development and licensing agreement with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation, for satraplatin for Europe and certain other territories. GPC Biotech is also developing a monoclonal antibody with a novel mechanism-of-action against a variety of lymphoid tumors, currently in Phase 1 clinical development, and has ongoing preclinical drug development and discovery programs that leverage its expertise in kinase inhibitors. The Company has one wholly owned subsidiary, GPC Biotech Inc., with two locations, Waltham (MA, USA) and Princeton (NJ, USA). The Princeton location is the headquarters for the Company’s drug development activities. The Waltham site is primarily engaged in oncology drug discovery activities, in addition to activities related to a collaboration with the ALTANA Research Institute (a research center of ALTANA Pharma AG), also located in Waltham.

2. Significant Accounting Policies

Basis of Financial Statement Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, GPC Biotech Inc. All significant intercompany investments, accounts and transactions have been eliminated.

Reclassifications

Where necessary, certain prior year amounts have been reclassified to conform with the current year presentation.

Cash Equivalents, Marketable Securities and Short-term Investments

Highly-liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents; those with maturities greater than three months are included in marketable securities and short-term investments. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115 “Accounting for Certain Investments in Debt and Equity Securities”, the Company has classified all marketable securities and short-term investments as available-for-sale and, as a result, classifies them as current assets and carries such amounts at fair value. Unrealized gains and losses are included in accumulated other comprehensive income (loss) in shareholders’ equity until realized. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method. Realized gains or losses and charges for other-than-temporary declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred.

As a general policy, the Company does not invest in equity securities for cash management purposes. Any equity securities owned by the Company were acquired as part of licensing agreements.

Restricted Cash

Restricted cash represents amounts held in interest bearing escrow accounts as security deposits related to facility leases.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and marketable securities and short-term investments. The risk is minimized by the Company’s investment policies, which limit investments to those that have relatively short maturities and that are placed with highly rated issuers. Marketable securities and short-term investments include bonds from corporate issuers. The maximum loss that could occur if bond issuers default on their bond obligations would be € 40.8 million as of December 31, 2005.

One collaboration partner, ALTANA Pharma AG, accounted for € 9,095,000 of total revenues in 2005 representing 97% and € 12,588,000 of total revenues in 2004 representing 99%. No other partner or customer accounted for more than 10% of total revenues in 2005 and 2004.

Segment Information

SFAS No. 131, “Disclosures about the Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about the products and services, geographic areas and major customers.

The Company operates in one business segment, which primarily focuses on discovery and development of anticancer drugs. The Company’s revenue is derived primarily from co-development and research collaborations with life science companies. Additional revenue is derived from governmental grants for specific research and development programs. The results of operations are reported to the Company’s chief operating decision-makers on an aggregate basis.

The total book value of long-lived assets located outside of the Company’s home location of Germany was € 1,841,000 and € 1,560,000 at December 31, 2005 and 2004, respectively. All of these assets were located in the United States of America.

Revenues from external customers attributed to the Company’s home location of Germany were € 9,095,000 and € 12,360,000 in the years ended December 31, 2005 and 2004 respectively. Revenues from external customers attributed to locations outside of Germany were € 246,000 and € 289,000 in the years ended December 31, 2005 and 2004, respectively. Revenues are attributed to countries based on the location of the Company’s legal entity that is party to the underlying contract.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and any impairment in value. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Computer equipment and software costs	3 years
Office equipment	5-10 years
Laboratory equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or life of lease
Equipment under capital lease	Lesser of useful life or life of lease

Intangible Assets

Intangible assets primarily include specifically identified intangible assets acquired in a business combination and in an asset acquisition. Amortization of intangible assets is computed using the straight-line method over the useful lives of the respective assets.

The Company accounts for indefinite-lived intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment or more frequently if impairment indicators arise.

The estimated useful life of major intangible assets is as follows:

Estimated Useful Life
Patents	10 years
Acquired partnered technology	4 years

Impairment of Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews long-lived assets, including definite-lived intangible assets, for impairment when impairment indicators exist and, if necessary, recognizes an impairment expense equal to the difference between the carrying amount of the asset and the fair value as determined by discounted cash flows.

Fair Value of Financial Instruments

The carrying value of financial instruments such as cash and cash equivalents, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments.

Revenue Recognition

The Company accounts for revenues in accordance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104.

The Company accounts for multi-element arrangements in accordance with FASB Emerging Issues Task Force (“EITF”) Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables”. Accordingly, arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets are divided into separate units of accounting based on certain criteria. Consideration is allocated to the different units of accounting based on their fair values. Revenue recognition is considered separately for each accounting unit when all criteria of SAB 104 have been met.

The Company’s revenues consist of fees earned from co-development and license agreements, from research and development collaborations and grant revenues. Revenues from co-development and license agreements and from collaboration and license agreements generally consist of licensing fees and/or technology access fees, reimbursement fees, payments from a partner for shared development costs, fees for research and development support, as well as milestone and royalty payments. Revenues from grants generally consist of reimbursements of a portion of expenses incurred in performing research in specified projects.

The Company receives non-refundable licensing and technology access and initiation fees and reimbursement fees for costs incurred in the past. These fees are typically received upfront upon signing of a co-development and license agreement or a research and collaboration agreement. In addition to these initial fees, certain agreements contain terms for fixed, non-refundable, annual licensing fees upfront each year for the duration of the agreement. In accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, all fees received or to be received under these arrangements are recognized on a straight-line basis over the term of the agreements, as this is the period over which the license is granted or the Company is substantially and continually involved.

Payments for co-development activities are received under a co-development arrangement whereby certain drug candidate development costs are shared with a partner. Co-development revenues are derived from a negotiated, fixed-percentage of certain costs incurred in the joint development and commercialization activities of the licensed drug program. Co-development revenues are recognized as qualified development costs are incurred and are included in collaboration revenues in the consolidated statement of operations. Any amounts received prior to incurrence of qualified development costs are deferred until such costs are incurred.

Fees for development activities performed by drug development employees are received from co-development partners for work directly related to the development of a licensed product or other activities contemplated under the co-development and license agreement. Fees for research support performed by research scientists are received from collaboration partners for research services performed under the agreements. Fees are generally stated at a yearly flat fee rate per development employee or per research scientist. The Company recognizes fees for development activities and research support revenue as the work and the services are performed. Amounts received in advance of services performed are recorded as deferred revenue until earned.

Milestone revenues are derived from the achievement of predetermined goals, which are defined in the co-development and license agreements as well as the collaboration agreements. These milestones are subject to significant contingencies and, therefore, the related contingent revenue is not realized until the milestone has been reached and, if applicable, customer acceptance has been obtained. Payments received that relate to the achievement of substantive milestones that were contingent at the outset of the arrangement are recorded as revenue when the milestones are achieved.

Royalty revenues generally result from sales of products based on net sales of the licensed product in the licensee territory as set forth in the co-development and license agreements. Royalty revenues may also result from the sale of products based on research performed under collaboration agreements. Royalties are based on the volume of products sold and are recognized as revenue upon notification of sales from the collaboration partner. The Company has not yet received or recognized any royalty payments from collaboration agreements.

Grant revenues from governmental agencies for the support of specific research and development projects are recorded as revenue to the extent the related expenses have been incurred.

Research and Development

GPC Biotech incurs development expenses related to its preclinical and clinical drug development programs. It also incurs research expenses associated with both partnered and unpartnered research activities, as well as the development and maintenance of its drug discovery technologies.

The Company enters into research and development agreements with third parties consisting of technology licensing fees and technology access fees, ongoing funding of research and development activities as well as milestone and royalty payments. GPC Biotech also enters into contracts with contract research organizations to conduct clinical trials. Furthermore, the Company licenses rights to develop drug candidates on a preferably exclusive basis.

Technology license fees and technology access fees relate to technology licenses that the Company pays in connection with its research and development arrangements. If these licenses are used in various research and development programs and/ or are sublicensed to third parties, they are considered to have alternative future uses. The Company treats payments for licenses that have alternative future uses as intangible assets in accordance with SFAS No. 2, “Accounting for Research and Development Costs”, (“SFAS No. 2”) and includes them in other intangible assets. The Company amortizes these intangible assets to amortization expense over the period of the license.

If the licenses do not have an alternative future use the payments are expensed immediately.

Technology license fees are typically paid upfront annually and relate to licenses where the Company typically has the option to renew for a subsequent year at the end of the license term. Those fees are recorded as prepaid expenses.

Milestone payments to other parties are expensed when the liability is incurred, which is when the milestones are achieved.

Fees paid to contract research organizations to conduct clinical trials are expensed as incurred.

Fees paid upfront to license drug candidates and for the right to further develop those candidates are expensed as incurred in accordance with SFAS No. 2.

Income Tax

The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

Foreign Currency

The functional currency of GPC Biotech AG is the euro whereas the functional currency of GPC Biotech Inc. is the U.S. dollar. All balance sheet items have been translated into euro using the exchange rate at the balance sheet date and all items in the statement of operations have been converted into euro at an average exchange rate of the year. The effect of the translation is shown as a separate component of shareholders’ equity.

Gains and losses resulting from foreign currency transactions denominated in a currency other than the functional currency are recorded at the approximate rate of exchange at the transaction date.

For the year ended December 31, 2005, the Company recorded a net foreign currency gain of € 2,416,000 and net foreign currency losses for the years ended December 31, 2004 of € 1,698,000, as included in other income (expense), net.

Stock-Based Compensation

The Company accounts for its stock option plans and convertible bonds in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Convertible bonds, in addition to stock options, are issued as compensation to members of the Management Board and senior management. The fair value of options and convertible bonds granted is established as of the date of grant and recognized as compensation expense over the vesting period of the option or convertible bond. Compensation expense recognized on options and convertible bonds that do not vest due to termination of employment is reversed in the period of forfeiture. Compensation cost for stock options and convertible bonds is included in research and development expenses and general and administrative expenses in the statements of operations.

Stock appreciation rights are accounted for as liability awards under SFAS No. 123. Compensation expense for stock appreciation rights, if any, will be accrued and recognized based on the intrinsic value at each balance sheet as the difference between the stock price on the balance sheet date and the stock price on the date of grant. Compensation expense for stock appreciation rights that contain vesting terms that are dependent on the achievement of certain events will be accrued and recognized at each balance sheet date following the achievement of that event. Compensation expense recorded will be equal to the amount of cash ultimately paid to settle the stock appreciation rights.

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of financial statements. Actual results could differ from those estimates.

New Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment”, which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of Cash Flows”. Under SFAS No. 123R, companies must calculate and record in the statement of operations the cost of equity instruments, such as stock options or restricted stock, awarded to employees for services received. The cost of instruments is to be measured based on the fair value of the instruments on the date they are granted (with certain exceptions) and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. SFAS No. 123R is effective in the first annual reporting period beginning after June 15, 2005, and will thus be adopted by the Company in its first calendar quarter of 2006.

SFAS No. 123R provides two alternatives for adoption: (1) a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of this statement as well as the for the unvested portion of awards outstanding as of the effective date and (2) a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to reflect compensation costs calculated under SFAS No. 123 for pro forma amounts disclosure. The Company plans to adopt SFAS No. 123R using the modified prospective method.

On March 30, 2005, the SEC released Staff Accounting Bulletin No. 107, “Share Based Payments,” (“SAB 107”), which expresses the views of the SEC staff regarding the application of SFAS No. 123R.

The Company has not quantified the total impact that the adoption of SFAS No. 123R will have on its first quarter 2006 consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, SFAS No. 154 requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adoption SFAS No. 154 cannot be accurately estimated at this time as no such accounting changes are currently contemplated.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

3. Product Candidate Licensing Activities

Effective December 19, 2005, the Company entered into a co-development and license agreement with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation (Pharmion), whereby Pharmion was granted exclusive commercialization rights in certain territories for satraplatin for the treatment of cancer in humans. Pharmion’s exclusive commercialization rights include Europe, Turkey, the Middle East, Australia and New Zealand, while GPC Biotech retains rights to all other territories including North America, South America and parts of Asia, including Japan. The terms of the agreement call for Pharmion to make an upfront payment of $37.1 million to GPC Biotech, including an $18 million reimbursement fee for costs previously incurred related to the development of satraplatin (a cost reimbursement) and $19.1 million for funding of ongoing and certain future clinical development activities to be conducted jointly by Pharmion and GPC Biotech. The companies will pursue a joint plan to develop satraplatin in a variety of tumor types and will share global development costs for at least one additional registrational trial, for which Pharmion has made an additional commitment of $22.2 million, in addition to the $37.1 million in initial payments received in January 2006. Pharmion will also pay GPC Biotech $30.5 million based on the achievement of certain regulatory filing and approval milestones for the first indication, and up to an additional $75 million for up to five subsequent EMEA approvals for additional indications. GPC Biotech will also receive royalties on sales of satraplatin in Pharmion’s territories at rates of 26.25 to 30 percent on annual sales up to $500 million, and 34 percent on annual sales over $500 million. Pharmion will pay GPC Biotech sales milestones totaling up to $105 million, based on the achievement of significant annual sales levels in the Pharmion territories. Pharmion and GPC Biotech will lead regulatory and commercial activities in their respective territories. The two companies also signed a supply agreement

Based on the guidance included in EITF 00-21, the Company has used the residual method to assess the fair value of the multiple contractual elements in this agreement. Revenues resulting from the supply agreement, royalties and milestone payments will be recognized when earned.

The $18 million upfront cost reimbursement will be recognized as revenue on a straight-line basis over the period of substantial involvement of the Company in the development activities. The $19.1 million for shared development costs will be treated as prepaid development costs and will be recognized as shared development costs are incurred.

On December 17, 2004, the Company licensed to Debiopharm S.A. the exclusive, worldwide rights to develop and commercialize the Company’s pre-clinical small molecule MHC class II antagonists program. In addition to an upfront licensing payment, GPC Biotech will be eligible to receive milestone payments and royalties.

On September 30, 2002, the Company signed an agreement with Spectrum Pharmaceuticals, Inc. (“Spectrum”) (formerly NeoTherapeutics, Inc.) granting GPC Biotech the exclusive worldwide license to satraplatin for the treatment of cancer in humans. An initial licensing fee of $2 million was paid to Spectrum upon signing. In October 2003, another licensing fee was paid upon the dosing of the first patient in a registrational Phase 3 study in the amount of $2 million (approximately € 1,725,000), consisting of a $1 million cash payment and a $1 million equity investment. The equity investment in Spectrum represents 128,370 shares of Spectrum. Under the terms of the agreement, GPC Biotech also will pay milestones totaling up to $18 million, the first of which is anticipated to be the acceptance of the NDA (New Drug Application) for filing by the U.S. Food and Drug Administration. Upon commercialization of satraplatin, Spectrum will also receive royalties based on net sales. Furthermore, subject to certain limitations, Spectrum is entitled to receive a share of sublicense fees received by GPC Biotech if the Company enters into a licensing agreement with another company. Under the terms of the agreement, GPC Biotech will fully fund development and commercialization expenses for satraplatin.

4. Collaboration Agreements

The Company has entered into several collaboration and license agreements with life science companies which were typically based on licensing technology platforms and funded research. These agreements include alliances based on the transfer and/or non-exclusive licenses of technology platforms, alliances which combine a technology license with a focus on a specific disease or therapeutic approach, and disease-focused programs under which the Company conducts research funded by its partners. The Company’s technology-based alliances are generally structured as research collaborations. Under these arrangements, the Company performs research in a specific disease area aimed at discoveries leading to novel pharmaceutical products. These alliances generally provide research funding over an initial period, with renewal provisions, varying by agreement. Under these agreements, the Company’s partners may make up-front payments, license payments, ongoing research funding payments, and additional payments upon the achievement of specific research and product development milestones and/or pay royalties or, in some cases, make profit-sharing payments to the Company based upon any product sales resulting from the collaboration.

Total revenue recognized under collaboration and license agreements amounted to € 9,341,000 and € 12,649,000 for the years ended December 31, 2005 and 2004, respectively. Total costs incurred under research collaborations and license agreements amounted to € 910,000 and € 1,371,000 for the years ended December 31, 2005 and 2004, respectively.

Effective January 31, 2003, the Company entered into an agreement with ALTANA Pharma to license the Company’s proprietary drug-protein interaction technology, LeadCode™, to evaluate compounds in the public domain, as well as certain proprietary compounds of ALTANA Pharma. Under the terms of this agreement, the Company will receive additional funding for the license, transfer and implementation of LeadCode™ for use at the ALTANA Research Institute. In addition, the Company is eligible to receive over $15 million in milestone payments, in addition to royalties, for each product that is a direct result of the collaboration.

Effective November 1, 2001, the Company entered into an alliance with ALTANA Pharma to establish a U.S. Research Institute in Waltham, MA (USA) to use the Company’s genomic and proteomic technologies. ALTANA Pharma and the Company entered into three agreements under which the Company receives funding under a collaboration and license agreement in the form of an upfront payment, technology license and implementation fees, as well as research and technology transfer funding. The Company is non-exclusively licensing selected genomics, proteomics, automation and bioinformatics technologies to ALTANA Pharma and is collaborating with ALTANA Pharma on two drug discovery programs. The Company receives further funding under a sublease agreement. Furthermore, the Company received additional funding until March 31, 2003 under a separate service agreement. In addition, the Company is eligible to receive implementation, research, preclinical and clinical milestone payments and royalty payments for each product resulting from the two collaborative drug discovery programs. The establishment term expires in June 2007.

5. Acquisition of Significant Assets

On March 2, 2005, the Company entered into an agreement to acquire significant assets of Axxima Pharmaceuticals AG (“Axxima”), a Munich-based company in bankruptcy proceedings. Axxima was a drug discovery company focusing on the field of kinase inhibition. The acquisition of these assets is expected to assist in the growth of the Company’s drug pipeline with novel mechanism-based therapies to treat cancer.

The aggregate purchase price of the assets was € 13.1 million, which was paid by issuing 1,311,098 ordinary shares. The value of the shares issued was determined based on an average closing price of the Company’s shares around the transaction date of March 2, 2005. Costs of the transaction and costs of registering the shares were also considered in the value of the transaction. The transaction has been accounted for as an acquisition of assets in a transaction other than a business combination.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

(in thousand €)
Cash	10,705
Property and equipment	2,683
Intangible and other assets	1,725
In-process research and development acquired	683
Total assets acquired	15,796
Liabilities due	(2,293)
Deferred tax liability	(424)

Total liabilities assumed	(2,717)

Net assets acquired	13,079

The € 0.7 million assigned to acquired in process research and development were expensed at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of SFAS No. 2 to Business Combinations Accounted for by the Purchase Method. The amount is included in operating expenses.

6. Marketable Securities and Short-term Investments

The following is a summary of the balances of marketable securities and short-term investments at December 31, 2005 and 2004 (in thousand €):

	2005	2004
Marketable securities	41,294	46,827
Short-term investments	21,767	22,421

Total	63,061	69,248

The following is a summary of marketable securities at December 31, 2005 and 2004 (in thousand €), all of which are available-for-sale:

	2005
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Variable rate corporate bonds	15,010	—	(60)	14,950
Fixed rate corporate bonds	26,123	—	(238)	25,885
Equity securities	781	—	(322)	459

Total	41,914	—	(620)	41,294

	2004
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Variable rate corporate bonds	4,998	8	—	5,006
Fixed rate corporate bonds	41,159	73	(38)	41,194
Equity securities	781	—	(154)	627

Total	46,938	81	(192)	46,827

The fair market values of marketable securities are based on quoted market prices. All bonds included in marketable securities have maturities of 3 years or less.

The equity securities above represent 128,370 registered shares of Spectrum Pharmaceuticals, Inc. purchased in accordance with a licensing agreement (see Note 4).

The following is a summary of the short-term investments at December 31, 2005 and 2004 (in thousand €), all of which are available-for-sale:

	2005
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Accrued Interest Receivable	Estimated Fair Value
Bond fund	21,334	433	—	—	21,767

Total	21,334	433	—	—	21,767

	2004
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Accrued Interest Receivable	Estimated Fair Value
Bond fund	21,334	609	—	478	22,421

Total	21,334	609	—	478	22,421

The realized gain on available-for-sale marketable securities and short-term investments in 2005 and 2004 was € 331,000 and € 0, respectively. The realized loss on available-for-sale marketable securities and short-term investments in 2005 and 2004 amounted to € 0 and € 0, respectively. Realized gains and losses are calculated using specific identification to determine cost basis and are included in other income (expense), net.

The aggregate unrealized loss on available-for-sale marketable securities and short-term investments at December 31, 2005 was € 620,000. The aggregate fair value of securities with unrealized losses at December 31, 2005 was € 36,288,000 and consisted of the following (in thousand €):

	Less than 12 months		12 Months or longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Variable rate corporate bonds	9,944	(60)	—	—	9,944	(60)
Fixed rate corporate bonds	25,885	(238)	—	—	25,885	(238)
Equity securities	—	—	459	(322)	459	(322)

Total	35,829	(298)	459	(322)	36,288	(620)

Securities that are in loss positions consist of both debt securities and equity securities. All unrealized losses on both debt and equity securities are considered to be temporary in nature. The debt securities with unrealized losses are corporate bonds from highly rated issuers. Management believes that the impairments extend from increases in the current market interest rates compared with the market rate at which time the bonds were purchased. Management believes that the impairments do not extend from decreases in the quality ratings of the issuing companies. The bonds all have maturities of less than 3 years and the full value of the bonds is expected to be ultimately recovered.

The equity securities were purchased in connection with a licensing agreement with Spectrum Pharmaceuticals (“Spectrum”) for satraplatin, the Company’s anti-cancer drug in phase 3 registration trials. Spectrum retains certain rights in satraplatin and thus will benefit from the commercialization of satraplatin.

The aggregate unrealized loss on available-for-sale marketable securities and short-term investments at December 31, 2004 was € 192,000. The aggregate fair value of securities with unrealized losses at December 31, 2004 was € 17,618,000 and consisted of equity securities and fixed-rate corporate bonds with remaining maturities of less than 2 years. These securities were in a loss position for less than 12 months as of December 31, 2004.

7. Property and Equipment

Property and equipment consisted of the following at December 31, 2005 and 2004 (in thousand €):

	2005	2004
Leasehold improvements	1,748	938
Office and laboratory equipment	5,455	5,094
Computer equipment and related software	3,440	3,161
Furniture and fixtures	519	358

	11,162	9,551
Less accumulated depreciation	(7,059)	(6,936)

Property and equipment, net	4,103	2,615

Depreciation expense amounted to € 3,478,000 and € 1,568,000 in 2005 and 2004, respectively.

8. Intangible Assets

The Company has recorded intangible assets acquired in a business combination and an asset acquisition based on their fair values, as determined by independent valuations at the date of acquisition. Additionally, intangible assets have been recorded as a result of license purchases. The table below summarizes intangible assets, all of which are amortized, as of December 31 (in thousand €):

	2005	2004
Gross carrying amount
Patents	566	491
Partnered technology	1,359	1,180
Other intangible assets	1,263	1,174

Total gross carrying amount	3,188	2,845

Accumulated depreciation
Patents	(181)	(78)
Partnered technology	(1,359)	(1,180)
Other intangible assets	(576)	(454)

Total accumulated depreciation	(2,116)	(1,712)

Total intangible assets, net	1,072	1,133

The amortization expense for intangibles acquired in a business combination, including impairment expenses, for the years ended December 31, 2005 and 2004 was € 417,000 and € 413,000, respectively. The estimated amortization expense for intangibles for the next five years is as follows (in thousand €):

For the year ended December 31,
2006	595
2007	261
2008	102
2009	91
2010	23

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at December 31, 2005 and 2004 consisted of the following (in thousand €):

	2005	2004
Accrued external R&D obligations	5,051	2,150
Accrued personnel expenses and payroll liabilities	3,437	2,391
Accrued legal, patent and advisory services	629	427
Other accruals	2,157	1,942

Total	11,274	6,910

10. Other Liabilities, Non-current

On May 1, 2005, the Company sublet to a third party some excess office and laboratory space in the U.S. In accordance with Financial Accounting Standards Board Technical Bulletin 79-15, “Accounting for Loss on Sublease Not Involving the Disposal of a Segment” and Statement of Financial Accounting Statements 146, “Accounting for Costs Associated with Exit of Disposal Activities,” the Company recorded an expense and a liability related to the projected shortfall between the Company’s rent obligation under the lease and the rental income to be received over the term of the sub-lease. The expense recorded at sublease inception amounted to € 2,849,000.

The balance of the liability as of December 31, 2005 was € 2,572,000, of which € 2,177,000 was included in other liabilities, non-current and € 395,000 was included in accrued expenses and other current liabilities.

11. Commitments and Contingencies

Operating Lease Commitments

The Company has entered into several lease arrangements for office, laboratory and storage space as well as for laboratory and office equipment. In total, the Company incurred rental expenses of € 7,306,000 and €4,565,000 in the years 2005 and 2004, respectively. Income from subleases amounted to € 1,311,000 and € 1,167,000 in the years 2005 and 2004, respectively. Rental expenses and sublease income are included in research and development and general and administrative expenses.

The Company has entered into lease agreements for office and laboratory space that expire at different times through 2015, however certain leases can be terminated earlier at the option of the Company. One agreement calls for future incremental increases in rental payments in 2008. This lease also requires $1,667,000 to be held in escrow as security for credit. The Company records its rental expenses and sublease rental income using the straight-line method in accordance with SFAS No. 13, “Accounting for Leases”. The balance of accrued rental payments at December 31, 2005, was € 481,000.

In certain leases the Company provided a customary indemnification to the lessor for certain claims that may arise under the lease. A maximum obligation is not explicitly stated, thus the potential amount of future maximum payments that might arise under this indemnification obligation cannot be reasonably estimated. The Company has not experienced any prior claims against similar lease indemnifications in the past and management has determined that the associated estimated fair value of the liability is not material. As such, the Company has not recorded any liability for this indemnity in the consolidated financial statements. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is both reasonably estimable and probable. The Company carries specific and general liability insurance policies, which the Company believes would provide, in most cases, some, if not total, recourse to any claims arising from this lease indemnification provision.

Future minimum lease commitments for all non-cancelable operating leases for the years ending December 31 are as follows (in thousand €):

Non-cancelable operating leases
2006	5,120
2007	5,089
2008	5,283
2009	5,302
2010	4,295
Thereafter	1,370

Aggregate future minimum rentals to be received under non-cancelable subleases as of December 31, 2005 were € 2,556,000.

Contingencies

The Company may be party to certain legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of these matters will not have material adverse effects on the Company’s financial position, results of operations or cash flows.

Guarantees and Indemnification Obligations

The Company enters into agreements in the ordinary course of business with, among others, vendors, service providers, contract manufacturers and collaboration, licensing and co-development partners. Pursuant to certain of these agreements it has agreed to indemnify the other party for certain matters, such as property damage, personal injury, acts or omissions of the Company, or its employees, agents or representatives, or third party claims alleging that the activities of the Company’s contractual partner pursuant to the contract infringe a patent, trademark or copyright of such third party.

The Company assesses the fair value of its liability on the above indemnities to be immaterial based on historical experience and information known at December 31, 2005.

12. Loans Receivable from Employees

At December 31, 2005 and 2004, loans receivable from employees of the Company amounted to € 90,000 and € 124,000, respectively, and are included in other current and non-current assets. At December 31, 2005, the amount related to two different loans with original terms of four years. The loans are being forgiven or repaid in equal installments.

Forgiveness of loans, if applicable, is included in compensation expense in the period they are forgiven and is contingent upon continued employment of the employee. Loans made to employees bear interest at the rate of 5.5% to 6% per annum and were made for personal financial purposes.

13. Related Party Disclosures

In 2003, 2001, 2000 and 1998, the Company entered into collaboration agreements with ALTANA Pharma AG (“ALTANA Pharma”, formerly known as Byk Gulden Lomberg Chemische Fabrik GmbH) as described in Note 4. ALTANA Pharma is a related party, since the Company’s Chairman (“Vorstandsvorsitzender”), Dr. Bernd Seizinger, is a member of the Supervisory Board of ALTANA Pharma.

At December 31, 2005 and 2004, the Company had accounts receivable from ALTANA Pharma arising out of the normal course of business in the amount € 1,436,000 and € 1,006,000. All payments for accounts receivable from ALTANA Pharma have been settled for cash at amounts stipulated in the various contracts with ALTANA Pharma. Collaborative revenues and deferred revenues related to ALTANA Pharma have been classified as related party on the statements of operations and balance sheets, respectively.

In addition, the Company subleases part of its facilities to ALTANA Pharma. Of the total sublease income disclosed in Note 11, € 1,000,000 and € 982,000 for the years ended December 31, 2005 and 2004, respectively, relates to the subleases with ALTANA Pharma.

During 2004, the Company made two milestone payments to Morphosys AG, a related party to the Company. The payment was made under a collaboration and licensing agreement signed in April 1999. Morphosys AG is a related party to the Company due to the fact that two members of the Supervisory Board of the Company are also members of the Supervisory Board of Morphosys AG. The transactions during 2004 amounted to € 869,000. At December 31, 2005, the Company has accrued expenses in the amount of € 439,000 related to a clinical development milestone reached. There were no payments in 2005.

14. Long-Term Debt

During September 1999, the Company entered into a loan agreement with IKB Deutsche Industriekreditbank AG in the amount of € 1,023,000, all of which was received in July 2000. In 2004, the Company paid off its entire remaining obligation under this loan agreement. The term of the loan was 10 years with semi-annual repayments beginning in March 2002. The loan was unsecured and bore interest at 4.25% per annum. Interest expenses for the years ended December 31, 2005 and 2004 were € 0 and € 29,000, respectively, all of which was paid.

15. Convertible Bonds

Convertible bonds are issued as compensation to members of the Management Board and senior management and previously had also been issued to members of the Supervisory Board. The fair value of convertible bonds is estimated using an option pricing model using the same assumptions as those used for stock options (see Note 16) and recognized in the statement of operations over their future vesting periods. Total compensation cost related to convertible bonds included in research and development and general and administration expenses for the years ended December 31, 2005 and 2004 was € 3,691,000 and € 1,549,000, respectively. The aggregate fair value of convertible bonds issued in 2005 and 2004 was € 4,410,000 and € 6,472,000, respectively. The weighted-average grant date fair value of convertible bonds granted in 2005 and 2004 was € 6.13 and € 6.92, respectively.

The following table summarizes the details of the various convertible bond issuances at December 31, 2005:

Year of issuance	Number Issued	Number Outstanding at Dec. 31, 2005	Nominal value each paid in	Interest Rate	Vesting period (years)	First year of exercisability	No. of shares entitled to purchase at Dec. 31, 2005	Additional payment to exercise	Number exercisable at Dec. 31, 2005
2005	720,000	720,000	€1.00	3.5%	4	2007	720,000	€ 9.38 - 9.67	—
2004	935,000	935,000	€1.00	3.5%	4	2006	935,000	€ 8.33 - 9.90	—
2003	512,973	506,500	€1.00	3.5%	2-4	2004-2005	506,500	€ 1.70 - 4.77	278,506
2002	280,000	280,000	€1.00	3.5%	4	2004	280,000	€ 3.36	210,000
2001	47,500	32,500	€1.00	3.5%	2	2003	32,500	€ 8.55	32,500

	2,495,473	2,474,000					2,474,000		521,006

Thereof not paid in:		(140,000)

		2,334,000

60,000 convertible bonds issued in 2004 were subject to the achievement of certain business development goals. During 2005, the Compensation Committee of the Supervisory Board elected to remove these conditions. As a result of this modification, compensation expense in the amount of € 105,000 was recognized in general and administrative expense in 2005. The remaining fair value of these convertible bonds will be recognized over the remaining vesting period.

On December 30, 2005, the Company granted 140,000 convertible bonds to certain members of senior management. The convertible bonds were not paid in as of December 31, 2005 and thus not recorded in the financial statements of the Company at that date as no liability existed. Additionally, no compensation expense related to this grant was recognized in 2005. The convertible bonds vest over 4 years and will entitle bondholders to purchase 140,000 ordinary shares of the Company at € 9.67 per share above the nominal value of € 1.00 to be paid in per convertible bond. The bonds will pay interest of 3.5% per annum and will be first exercisable in December 30, 2007.

16. Stock Options Issued to Employees and Consultants

The Company grants stock options to the employees, the members of the Management Board and previously had granted stock options to certain consultants.

According to the stock option plans, the options have a duration of ten years. The respective strike prices equal the five-day average of the closing price of the Company’s ordinary shares prior to the respective date of grants. The vesting period is four years, with graded vesting of the options over the vesting period. According to German law (§ 193 II, No. 3 AktG), the rights can be exercised two years after the grant, at the earliest.

The fair value of the options was estimated using an option pricing model as proposed by SFAS No. 123. The following table summarizes the assumptions used in calculating the fair value:

	Date Granted
	2005	2004
Risk-free rate	2.90%	3.24%
Dividend yield	0.0%	0.0%
Volatility	77.81%	88.01%
Estimated life (years)	4.00	4.00

For options issued during 2005 and 2004, total compensation cost was € 1,778,000 and € 5,532,000, respectively, which is being recognized over the vesting period of those options. Compensation cost related to stock options included in the statements of operations was € 2,974,000 and € 1,903,000 in 2005 and 2004, respectively.

The following table presents the stock option activity for the years ended December 31, 2005 and 2004:

	2005		2004
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at January 1	4,167,556	€9.50	3,835,458	€8.77
Granted	308,301	€9.90	869,600	€9.86
Exercised	(92,992)	€5.23	(458,989)	€3.61
Forfeited	(50,864)	€12.57	(78,513)	€12.23
Expired	—	—	—	—

Outstanding at December 31	4,332,001	€9.59	4,167,556	€9.50

Vested at December 31	3,157,086	€9.86	2,654,947	€10.03

Exercisable at December 31	2,924,351	€9.88	2,619,072	€10.12

Weighted-average fair value per options granted during the Year		€5.77		€6.36

The following table represents weighted-average price and contractual life information regarding significant option groups outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices in Euro	Number	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Number	Weighted-Average Exercise Price
1.16 - 2.98	395,670	€1.67	4.22	347,095	€1.53
3.21 - 5.77	832,020	€4.34	5.59	678,920	€4.28
6.53 - 8.64	513,000	€6.91	5.01	431,875	€6.70
9.07 - 11.91	1,551,761	€9.77	7.93	467,761	€9.73
12.13 - 17.89	960,350	€16.68	4.74	919,500	€16.81
24.60 - 59.74	79,200	€32.09	4.95	79,200	€32.09

	4,332,001	€9.59	6.03	2,924,351	€9.88

17. Stock Appreciation Rights

During 2004 and 2005, the Company issued stock appreciation rights to members of the Supervisory Board and to certain members of the senior management team. The stock appreciation rights vest upon the marketing approval of satraplatin in the United States or the European Union or both and will be settled in cash. The settlement price will be determined as of the date of marketing approval and will be calculated on a sixty-day average stock price following the day of approval of satraplatin by either the U.S. Food and Drug Administration (FDA) or the European Agency for the Evaluation of Medicinal Products (EMEA), depending on the terms specified in the right. Compensation expense for stock appreciation rights, if any, will be accrued and recognized based on the intrinsic value at each balance sheet date beginning after the marketing approval of satraplatin as the difference between the stock price on the balance sheet date and the stock price on the date of grant. Compensation expense recorded will be equal to the amount of cash ultimately paid to settle the stock appreciation rights. As of and for the years ended December 31, 2005 and 2004, no liability for stock appreciation rights has been recorded and no compensation expense has been recorded.

The following table summarizes the stock appreciation rights granted to members of the Supervisory Board and a member of senior management during 2005:

	Grant Date	Grant Price	Number
Supervisory Board	July 1, 2005	€9.03	86,250
Senior Management	September 30, 2005	€10.38	100,000

Total			186,250

The following table summarizes the status of stock appreciation rights outstanding as of December 31, 2005:

	Number of stock appreciation rights
Strike Price	Unvested	Vested	Total
€ 9.03	86,250	—	86,250
€10.22	86,250	—	86,250
€10.38	100,000	—	100,000
€10.97	375,000	—	375,000

Total	647,500	—	647,500

18. Income Taxes

The Company’s loss before income taxes for the years ended December 31, arose in the following jurisdictions (in thousand €):

	2005	2004
Germany	46,716	27,127
Other	15,491	12,800

Loss before income taxes	62,207	39,927

Deferred tax liabilities and assets are comprised of the following at December 31 (in thousand €):

	2005	2004
Deferred Tax Assets:
Net operating loss carryforwards	85,108	63,010
Research and development tax credits	7,338	6,355
Deferred revenue	7,118	—
Accrued expenses and losses	3,824	2,160
Intangible Assets	—	579
Plant and Equipment	243	47
Other	96	140
Valuation Allowance	(102,992)	(71,909)

	735	382

Deferred Tax Liabilities:
Intangible assets	(49)	—
Marketable securities and short-term investments	(686)	(382)

Net deferred taxes	—	—

The reconciliation of income tax computed at the statutory rate applicable to the Company’s income tax expense for the years ended December 31 is as follows (in thousands of €, except percent):

	2005		2004
	Amount	Percent	Amount	Percent
German tax benefit	(24,497)	39.4%	(15,723)	39.4%
Costs associated with equity offering	—	—%	(3,647)	9.1%
Non-deductible expenses and others	(4,170)	6.7%	(3,957)	9.9%
Change in tax rate	—	—%	(60)	0.2%
Research and development tax credit	(1,284)	2.0%	(3,680)	9.2%
Different tax rate in other countries	(1,132)	1.8%	(193)	0.5%
Change in valuation allowance	31,083	(49.9)%	27,260	(68.3)%

Income tax expense	—	—%	—	—%

As a result of the net losses incurred by the Company in each year since inception, the Company is in a net deferred tax asset position. Realization of deferred tax assets is dependent upon future taxable income, if any, the timing and amount of which is uncertain. Accordingly, a valuation allowance has been established against the net deferred tax assets as it is more likely than not that they will not be utilized in the near future.

For fiscal years ending in 2004 and beyond, a new law is in effect restricting the use of net operating loss (NOL) carryforwards for German corporation tax and trade tax purposes. The Company’s maximum NOL carryforward that may be utilized in any one year is restricted to 60% of the annual taxable income above € 1 million. For fiscal years ending before 2004, a

NOL carryforward could be utilized without any restrictions to reduce the annual corporate income and trade tax taxable income to € 0. The amount of NOL carryforwards for German corporation and trade tax purposes is € 119,897,000 and € 119,863,000, respectively. In general, these NOL’s do not expire.

As a result of an ownership change in the U.S. subsidiary in 2000, the Company has a limitation of € 1,479,000 per year for the losses incurred prior to the change in ownership, on the amount of income that is available to be offset by federal NOL carryforwards generated in the U.S. The Company has € 36,753,000 of net operating losses carried forward that are subject to this limitation. Generally, federal net operating losses generated in the U.S. can be carried back 2 years and forward 20 years. For net operating losses in tax years beginning before August 6, 1997, taxpayers can carry back a net operating loss 3 years and forward 15 years. The Company has € 76,233,000 of federal NOL carryforwards subject to a 20 year carryforward and € 22,191,000 subject to a 15 year carryforward. Federal NOL carryforwards generated in the U.S. expire at various times between the years 2007 and 2025.

The Company has € 55,793,000 of state net operating losses that expire at various times between the years of 2006 and 2012. The Company has € 41,268,000 of state NOL carryforwards subject to a 5-year carryforward and € 14,525,000 subject to a 7-year carryforward.

The Company’s U.S. subsidiary had federal research and development credits of € 4,891,000 and state research and development credits of € 3,764,000 at December 31, 2005.

Because the Company has historically incurred net operating losses, current and deferred tax expense for the years ending December 31, 2005 and 2004 was € 0.

No income taxes are provided for on undistributed earnings of the foreign subsidiary where those earning are considered to be permanently invested. Total undistributed earnings in such foreign subsidiaries amounted to approximately € 0.

As of December 31, 2005, the statute of limitations for income tax audits in Germany remains open for the tax years ended on or after December 31, 1999 and the statute of limitations for income tax audits in the US and the states of Massachusetts and New Jersey remains open for the tax years ended on or after December 31, 2001. The German tax authorities currently perform an audit of income tax for the years 1999 through 2003.

19. Loss per Share

Basic loss per ordinary share is based on the weighted-average number of ordinary shares outstanding. For the years ended December 31, 2005 and 2004, diluted net loss per ordinary share was the same as basic net loss per ordinary share as the inclusion of weighted-average ordinary shares issuable upon exercise of stock options and convertible bonds would be antidilutive. The number of potentially dilutive shares excluded from the loss per share calculation due to their antidilutive effect was 2,305,008 and 1,902,398 for the years ended December 31, 2005 and 2004, respectively.

The following table sets forth the computation of basic and diluted loss per share (in thousand €, except share and per share data):

	2005	2004
Numerator:
Net loss	(62,207)	(39,927)

Denominator:
Denominator for basic and diluted earnings per share – weighted-average number of shares	29,877,348	24,950,638

Basic and diluted loss per share	(2.08)	(1.60)

20. Shareholders’ Equity

Ordinary Shares

The holders of the Company’s ordinary shares are entitled to one vote for each share held at all meetings of shareholders. Dividends and distribution of assets of the Company in the event of liquidation are subject to the rights of any then-outstanding ordinary shares. The Company has never declared or paid dividends on any of its ordinary shares and does not expect to do so in the foreseeable future.

Authorized Shares

To assist management in undertaking strategic activities, capital increases and to service the stock option plans and convertible bonds, the shareholders of the Company have authorized the future issuance of ordinary shares in specific circumstances with the permission of the Supervisory Board. At December 31, 2005, the total number of ordinary shares potentially issuable was 23,628,873. The number of ordinary shares authorized for exercise of stock options and convertible bonds was 4,798,409 and 2,707,527, respectively. The number of ordinary shares authorized for the purpose of potential merger and acquisition activities is 10,122,937, of which up to 7,000,000 new shares can also be issued for future capital increases. The number of ordinary shares authorized for the purposes of potential convertible debt issuances is 6,000,000.

Subsequent to December 31, 2005 the Company issued 2,860.000 shares from authorized capital (see Note 22).

Exercise of Stock Options and Convertible Bonds

During 2005 and 2004, several stock option and convertible bondholders exercised some of their fully vested options and convertible bonds, receiving 99,465 and 827,119 ordinary shares, respectively.

At December 31, 2003, consultants and employees of the Company had subscribed to 54,630 ordinary shares with a total value of € 214,660, which has been included in shareholders’ equity. The subscribed shares represent amounts paid for exercises of stock options for which ordinary shares have not been issued at December 31, 2003. The ordinary shares were subsequently registered on January 19, 2004 and issued shortly after.

Issuance of Shares in Asset Acquisition

On March 2, 2005, the Company purchased the significant assets of Axxima Pharmaceuticals by issuing 1,311,098 ordinary shares (see Note 5). The value of the transaction was € 13,079,000, which consisted of shares 1,311,098 shares valued at € 9.80 each plus net transaction costs of € 230,000.

Sale of Ordinary Shares in Global Equity Offering

On July 2, 2004, the Company successfully concluded a combined equity offering of 7,160,000 new shares to current and new shareholders at that time. On June 30, 2004, the new shares began trading on the Frankfurt Stock Exchange and the American Depository Shares (ADS) began trading on the NASDAQ stock exchange. The shares were sold at €12.50 in a rights offering and at €12.00 per share and $14.55 per ADS in a global offering and yielded € 78.0 million after deducting underwriters’ fees and costs. The offering closed and payment for the shares was received on July 2, 2004. Total costs of the transaction were € 9,261,000.

Accumulated Other Comprehensive Loss

The balance of the components of accumulated other comprehensive loss as of December 31, 2005 and 2004 were as follows (in thousand €):

	December 31,
	2005	2004
Unrealized gain on available-for-sale securities	(187)	497
Accumulated translation adjustments	(1,906)	(3,229)

Total accumulated other comprehensive loss	(2,093)	(2,732)

21. Employee Benefit Plan

GPC Biotech Inc. has a defined contribution plan qualified under the provisions of the Internal Revenue Code section 401(k). All individuals who are employed by GPC Biotech Inc. are immediately eligible for enrollment in the plan. GPC Biotech Inc. contributes 50% of the first 4% of annual compensation contributed by each participant. Contributions are fully vested immediately. Costs of the plan, including the matching contribution, charged to operating expenses amounted to € 144,000 and € 133,000 in 2005 and 2004, respectively.

22. Subsequent event

On February 23, 2006, the Company issued 2,860,000 new ordinary shares at € 12.67 per share for a total amount of € 36.2 million through a private placement.

23. Consolidated Property and Equipment

A schedule of the total acquisition costs based on the summary of development of the postings of property and equipment is shown below.

Development of Property and Equipment

	Acquisition Costs
(in thousand €)	01/01/2005	Currency Changes	Additions	Deletions	12/31/2005
I. Intangible Assets
1. Licenses, industrial property rights and similar rights and assets to licenses and such rights and assets	2,845	254	1,581	(1,492)	3,188
2. Goodwill	—	—	—	—	—

	2,845	254	1,581	(1,492)	3,188

II. Plant and Equipment
1. Leasehold improvements	938	280	2,141	(1,611)	1,748
2. Other equipment; Operating and office equipment	8,613	783	2,408	(2,390)	9,414

	9,551	1,063	4,549	(4,001)	11,162

	12,396	1,317	6,130	(5,493)	14,350

	Accumulated Depreciation and Amortization
	01/01/2005	Currency Changes	Additions	Deletions	12/31/2005
I. Intangible Assets
1. Licenses, industrial property rights and similar rights and assets to licenses and such rights and assets	(1,712)	(196)	(417)	209	(2,116)
2. Goodwill	—	—	—	—	—

	(1,712)	(196)	(417)	209	(2,116)

II. Plant and Equipment
1. Leasehold improvements	(394)	(30)	(1,796)	1,604	(616)
2. Other equipment; Operating and office equipment	(6,542)	(448)	(1,746)	2,293	(6,443)

	(6,936)	(478)	(3,542)	3,897	(7,059)

	(8,648)	(674)	(3,959)	4,106	(9,175)

	Net Book Value
	12/31/2005	12/31/2004
I. Intangible Assets
1. Licenses, industrial property rights and similar rights and assets to licenses and such rights and assets	1,072	1,133
2. Goodwill	—	—

	1,072	1,133

II. Plant and Equipment
1. Leasehold improvements	1,132	544
2. Other equipment; Operating and office equipment	2,971	2,071

	4,103	2,615

	5,175	3,748

24. Ownership of Subsidiaries

Consolidation region

Foreign Name and location of the entity	Currency	Currency rate 100 unit of reporting currency	Share of Capital %	Equity ‘000 USD	Net Income (Loss) ‘000 USD
GPC Biotech Inc., Waltham, Massachusetts, USA	USD	84.4300	100	9,924	(19,976)

25. Schedule of Liabilities

(in thousand €)	December 31, 2005			December 31, 2004
	Remaining life		Secured With	Total	Remaining life under 1 year	Total
Type of liability	under 1 year	over 5 years
1. Accruals	10,767	200	—	12,943	(6,596)	(6,596)
2. Accounts payable	2,141	—	—	2,141	(519)	(519)
3. Convertible bonds, thereof convertible	33	2,301	—	2,334	—	(1,768)
4. Other liabilities	508	—	—	508	(314)	(314)
- thereof tax liabilities	271	—	—	271	(133)	(133)
- thereof related to social security	151	—	—	151	—	—

26. Number of Employees

The average number of active employees during the year is as follows:

	2005	2004
Research and Development	167	118
General and Administrative	50	48

	217	166

Total compensation expense for employees and management, including stock compensation expense, was € 28,346,000 for 2005.

27. Composition of Management

Management Board (“Vorstand”)

Bernd Seizinger, M.D., Ph.D.

Chief Executive Officer

(“Vorsitzender des Vorstands”)

Board memberships:

ALTANA Pharma AG, Konstanz, Germany

BioXell SpA, Milan, Italy

Santhera Pharmaceuticals AG, Liestal, Switzerland

Elmar Maier, Ph.D.

Senior Vice President, Business Development

Chief Operating Officer (Martinsried/Munich, Germany)

(“Mitglied des Vorstands”)

Board membership:

GATC Biotech AG, Konstanz, Germany

Sebastian Meier-Ewert, Ph.D.

Senior Vice President

Chief Scientific Officer

Chief Operating Officer (Waltham, MA, USA)

(“Mitglied des Vorstands”)

Board membership:

Immatics Biotechnologies GmbH, Tübingen, Germany

Mirko Scherer, Ph.D.

Senior Vice President

Chief Financial Officer

(“Mitglied des Vorstands”)

Memberships:

Stichting Preferente Aandelen QIAGEN (QIAGEN Foundation), Venlo, The Netherlands

Börsenrat (Exchange Council), Stock Exchange, Frankfurt, Germany

Supervisory Board (“Aufsichtsrat”)

Jürgen Drews, M.D., Ph.D. (Chairman)

Consultant, Bear Stearns Health Innoventure Fund LLC, New York, NY, USA

Other Board memberships:

Genaissance Pharmaceuticals, Inc., New Haven, CT, USA (Chairman) (until October 2005)

Human Genome Sciences, Inc., Rockville, MD, USA

MorphoSys AG, Martinsried/Munich, Germany (Vice Chairman)

TeGenero AG, Wurzburg, Germany (Chairman) (until July 2005)

Michael Lytton, J.D., M.Sc. (Vice Chairman)

General Partner, Oxford Bioscience Partners, Boston, MA, USA

Other Board memberships:

Acambis, plc., Cambridge, U.K.

Alantos Pharmaceuticals, Inc., Cambridge, MA, USA

Decision Biomarkers, Inc., Waltham, MA, USA

Enanta Pharmaceuticals, Inc., Watertown, MA, USA

Rib-X Pharmaceuticals, Inc., New Haven, CT, USA

Santhera Pharmaceuticals AG, Liestal, Switzerland

VaxInnate Pharmaceuticals, Inc., Cranbury, NJ, USA

Metin Colpan, Ph.D.

Founder and Member of the Supervisory Board of Qiagen N.V., Hilden, Germany

Other Board memberships:

Ingenium Pharmaceuticals AG, Martinsried/Munich, Germany

MorphoSys AG, Martinsried/Munich, Germany

GenPat77 Pharmacogenetics AG, Berlin, Germany (since March 2005)

Prabhavathi B. Fernandes, Ph.D.

President and Chief Executive Officer, Cempra Pharmaceuticals, Inc. (since January 2006)

President and Chief Executive Officer, DarPharma Inc., Chapel Hill, NC, USA (until December 2005)

Other Board membership:

Biosomes, Inc., Wilmington, DE, USA (since January 2006)

James Frates

Chief Financial Officer, Alkermes, Inc., Cambridge, MA, USA

Peter Preuss

President, The Preuss Foundation, Inc., La Jolla, CA, USA

Other Board membership:

Overland Storage, Inc., San Diego, CA, USA (until November 2005)

NOTE: Board memberships include comparable domestic and foreign supervisory bodies of commercial enterprises.

28. Compensation of Management Board and Supervisory Board

Year Ended December 31, 2005

	Annual Compensation		Long-Term Compensation
	Salary (€)	Cash Bonus (€)	Stock Options (#)	Convertible Bonds (#)	Stock Appreciation Rights	All Other Compensation (1)
Management Board
Bernd R. Seizinger, M.D., Ph.D.	469,907	271,414	—	170,000	—	28,906
Elmar Maier, Ph.D.	272,959	182,000	—	100,000	—	—
Sebastian Meier-Ewert, Ph.D.	298,784	118,000	—	100,000	—	—
Mirko Scherer, Ph.D.	292,429	111,000	—	100,000	—	—

Supervisory Board
Jurgen Drews, M.D., Ph.D. (Chairman)	42,500	—	—	—	20,000	—
Michael Lytton, J.D. (Vice Chairman)	30,000	—	—	—	15,000	—
Metin Colpan, Ph.D.	20,000	—	—	—	11,250	—
Prabhavathi Fernandes, Ph.D.	20,000	—	—	—	12,500	—
James Frates	25,000	—	—	—	15,000	—
Peter Preuss	22,500	—	—	—	12,500	—

(1)	This amount represents a double household allowance.

Shareholdings of Management Board and Supervisory Board

	At December 31, 2005
	Number of Shares	Number of Options	Number of Convertible Bonds	Stock Appreciation Rights
Management Board
Bernd R. Seizinger, M.D., Ph.D. (1)	—	1,308,153	770,000	—
Elmar Maier, Ph.D. (2)	193,722	289,000	291,000	—
Sebastian Meier-Ewert, Ph.D. (3)	254,405	299,000	330,500	—
Mirko Scherer, Ph.D. (4)	24,000	382,000	301,000	—

Supervisory Board
Jurgen Drews, M.D., Ph.D. (Chairman)	28,800	10,000	25,000	40,000
Michael Lytton, J.D. (Vice Chairman)	—	10,000	39,000	30,000
Metin Colpan, Ph.D.	14,400	10,000	15,000	22,500
Prabhavathi Fernandes, Ph.D.	—	—	10,000	25,000
James Frates	1,000	—	—	30,000
Peter Preuss	80,000	—	30,000	25,000

(1)	During 2005, Dr. Seizinger sold a total of 66,127 options in the following transactions:

Sold 35,000 options on December 23, 2005

Sold 16,000 options on December 27, 2005

Sold 10,000 options on December 28, 2005

Sold 5,127 options on December 29, 2005

(2)	During 2005, Dr. Maier sold 72,278 shares in the following transactions:

Sold 13,116 shares on December 22, 2005

Sold 51,524 shares on December 23, 2005

Sold 7,638 shares on December 27, 2005

(3)	During 2005, Dr. Meier-Ewert sold a total of 78,795 shares in the following transactions:

Sold 50,000 shares on December 22, 2005

Sold 13,018 shares on December 23, 2005

Sold 15,777 shares on December 28, 2005

(4)	During 2005, Dr. Scherer sold a total of 47,000 options in the following transactions:

Sold 35,000 options on December 23, 2005

Sold 12,000 options on December 27, 2005

29. Audit fees

During 2005 the Company incurred expenses in the amount of € 456,421 for services rendered by the Company’s external auditor. The expenses consisted of year end audit fees of € 376,904, fees for other assurance and valuation totaling € 58,820, tax advisory fees of € 8,560 and fees for other services totaling € 12.137.

30. Declaration according to Section 161 AktG of the German Corporate Governance Code

GPC Biotech AG has – as single publicly listed entity of the Company – made the required declaration according to § 161 AktG and has made readily available for shareholders.

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Business Overview

GPC Biotech AG is a stock corporation organized under the laws of the Federal Republic of Germany. The Company’s principal executive offices are located in Martinsried/Munich, Germany. The Company’s wholly owned U.S. subsidiary – GPC Biotech Inc. – has sites in Waltham, Massachusetts and Princeton, New Jersey. The corporate website address is www.gpc-biotech.com.

GPC Biotech AG is a biopharmaceutical company discovering and developing new anticancer drugs. The Company’s lead product candidate – satraplatin – has achieved target enrollment in a Phase 3 registrational trial as a second-line chemotherapy treatment for hormone-refractory prostate cancer. The U.S. Food and Drug Administration (FDA) has granted fast track designation to satraplatin for this indication, and GPC Biotech has begun the rolling NDA (New Drug Application) regulatory submission process for this product candidate. GPC Biotech is also developing a monoclonal antibody with a novel mechanism-of-action against a variety of lymphoid tumors, currently in Phase 1 clinical development, and has ongoing pre-clinical drug development and discovery programs that leverage the Company’s expertise in kinase inhibitors.

During 2005, GPC Biotech took important steps to build a sustainable future, including: important progress in the Phase 3 trial for satraplatin; initiation of additional clinical trials with satraplatin; the signing of a co-development and licensing agreement for satraplatin for Europe and certain other territories; commencing human clinical testing with a second product candidate, 1D09C3 monoclonal antibody; and the acquisition of substantially all of the assets of another biotechnology company to enhance its drug discovery capabilities.

Business and Operating Environment

Economic Environment

After a historically high growth rate of 4% in 2004, the world economy grew at a more moderate pace of 3.2% in 2005. According to the United Nations, the slowdown was largely due to the maturing of the recent global economic recovery. However, the negative effects of high oil prices and natural disasters were far better absorbed than feared by many.

The European economy in general did well in 2005, with Gross Domestic Product (GDP) of the EU (25) rising 1.5% compared to 2004. According to the European Commission, growing business confidence increased domestic demand. German economic growth was less robust, with GDP increasing by 0.9% in 2005. A strong increase in German exports of 6.2% was tempered by concerns about unemployment rates.

In the USA, business confidence deteriorated, especially after Hurricane Katrina shut down about one quarter of U.S. oil refining capacity. Despite this setback, however, the U.S. economy ended the year quite strong, with GDP rising by 3.5%.

For the German markets, the year 2005 was very successful. The DAX gained 27% and closed at 5,408 points, close to its fifty-two-week high of 5,496 points. The TecDAX gained 15% compared to 2004. The U.S. markets did not fare as well, with the Dow Jones closing down 0.6%, its first annual loss since 2002. The NASDAQ Composite gained a modest 1.4% and the NASDAQ Biotech index was up 2.8% compared to 2004.

Biopharmaceutical Industry

The biopharmaceutical industry was significantly impacted in early 2005 by the unexpected market withdrawal of the multiple sclerosis drug, Tysabri® due to safety concerns. With many investors holding shares of the two firms involved with the drug – Biogen Idec and Elan Corporation – many mutual funds suffered significant losses, and investors remained wary

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about investing in the industry for many months. Also in 2005, numerous product liability lawsuits were filed against Merck amidst allegations that the company had concealed harmful side effects of its drug Vioxx®, which was pulled from the market in 2004.

Despite major setbacks though, the biotechnology industry was productive, developing and bringing to market important new products. In 2005, the U.S. FDA approved 24 new biotechnology or related products and 14 new indications or expanded labels for existing products.

While U.S. biotech stocks closed 2005 essentially flat, top-tier biotechs, like Genentech and Amgen, fared well, and some experts see investment funds moving away from big pharma and into big biotech. In 2005, more focus was placed on individual company fundamentals and achievements. The European biotech sector performed poorly overall in 2005 with 60% of publicly traded companies seeing their shares fall in value over the year.

Running slightly behind 2004, biotech companies in 2005 raised about $20.1 billion in public and private financing, compared to $20.8 billion the previous year. Financings in 2004 and 2005 top all annual figures from the previous decade with the exception of the year 2000, when the industry raised a record $38 billion following completion of the draft sequence of the human genome. Although biotech stock prices declined in 2005, Europe’s biotech sector experienced one of its best financing years ever, raising $3.2 billion in total. During 2005, 22 companies completed IPOs in Europe, raising a total of $892 million. At year end, all but seven of those companies were trading above their debut price. In Germany, two companies, Jerini AG and Paion AG, went public, raising $59.9 million and $51.5 million respectively. In addition to IPOs, European biotechs raised $1 billion in follow-on offerings and other financings. The measured pace in the stock market was also reflected in the U.S. IPO market, where the window showed no sign of closing – nor of opening wider. In 2005, seventeen companies went public in the U.S. and seven IPOs were pulled.

Situation of the Company

During 2005, GPC Biotech had important achievements as it focused on building a sustainable future for the Company. In December 2005, target enrollment of 912 patients was achieved in the Phase 3 registrational trial for satraplatin as a second-line chemotherapy treatment for hormone-refractory prostate cancer. The Company subsequently started the rolling NDA submission with the U.S. FDA for satraplatin for this indication. The rolling submission process enables companies that have been granted “fast track” designation by the FDA to submit sections of the NDA to the agency as they become available, allowing the review process to begin before the complete dossier has been submitted.

Also during 2005, GPC Biotech initiated several additional clinical trials with satraplatin. These include: a Phase 2 trial in metastatic breast cancer, a Phase 2 trial in combination with Taxol® in non-small cell lung cancer, and a Phase 1 trial in combination with Taxotere® in patients with advanced solid tumors.

In December 2005, the Company signed a co-development and licensing agreement with Pharmion GmbH for satraplatin for Europe, Turkey, the Middle East, New Zealand and Australia. Pharmion GmbH is a wholly owned subsidiary of Pharmion Corporation of Boulder, Colorado, USA. Under the collaboration, GPC Biotech may receive up to $270 million in total based upon the achievement of regulatory and sales milestones, as well as royalties on net sales of satraplatin. GPC Biotech retains rights in North America and all other territories. In early 2005, the Company entered a second drug candidate – 1D09C3 monoclonal antibody – into the clinic. A Phase 1 human clinical program is currently ongoing at three major cancer centers in Europe.

In March 2005, GPC Biotech acquired substantially all of the assets of Axxima Pharmaceuticals AG, a Munich-based biotechnology firm. This acquisition added complementary expertise and capabilities in the area of kinase-based drug discovery and is intended to support the Company’s goal of growing the drug pipeline with novel mechanism-based cancer therapies.

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Results of Operations

Financial Summary

As expected, net revenues in 2005 decreased by 26% to € 9.3 million from € 12.6 million in 2004. The expected reduction in revenues under the ongoing collaboration with ALTANA Pharma contributed to the reduction in revenues compared to the previous year. All of the revenues in 2005 were generated from alliances with pharmaceutical companies. Payments for ongoing contract research accounted for € 3.4 million and the amortization of deferred upfront payments received in previous years accounted for € 5.9 million.

Since GPC Biotech’s business cannot be divided in a meaningful manner, no segment reporting is provided. However, the Company provides a geographical breakout on certain key figures.

Total operating expenses of € 77.4 million (2004: € 53.5 million) were mostly attributable to investment in research and development (R&D) activities. R&D expenses amounted to € 55.7 million compared to € 40.0 million in the preceding year. The increase in 2005 was mainly due to increased drug development activities, including costs related to the satraplatin SPARC Phase 3 registrational trial. R&D activities continue to be essential for increasing the long-term value of GPC Biotech and will therefore continue to account for a significant proportion of overall costs. General and administrative (G&A) expenses rose from € 13.2 million in 2004 to € 20.6 million in 2005. The increase in G&A expenses was mainly due to a non-cash charge of € 3.0 million related to a contractual loss on a sublease.

The largest expense items of GPC Biotech were the following (in million €):

• Salaries and benefits	€21.8
• Clinical development	€15.8
• Stock based compensation	€6.7
• External Research	€5.9

Other operating income (expense), net, amounting to € 2.9 million in 2005 (2004: € (1.6) million) resulted mainly from realized and unrealized gains and losses due to exchange rate differences.

The loss before interest and tax in 2005 increased to € 65.1 million from € 42.4 million in the preceding year.

The net loss amounted to € (62.2) million (2004: € (39.9) million).

The Management Board proposes that a dividend not be paid for fiscal year 2005 and the Company does not expect to pay dividends in the foreseeable future.

In 2005, GPC Biotech invested € 4.5 million in property and equipment, mainly in technical and laboratory equipment and new laboratory space (2004: € 1.1 million).

Net cash used in operating activities was € 42.8 million for 2005 primarily reflecting the net loss for this period of € 62.2 million, adjusted for non-cash depreciaton and amortization, non-cash compensation expense for stock options and convertible bonds, a non-cash sublease loss accrual and changes in accounts receivable, accounts payable, deferred revenue, other current and non-current assets and other liabilities and accrued expenses. The net cash burn was € 47.3 million for 2005 (2004: € 38.9 million). Net cash burn is derived by adding net cash used in operating activities (€ 42.8 million) and purchases of property, equipment and licenses (€ 4.5 million). The cash burn is an important tool to manage the Company’s financial performance.

The net cash flow provided by investing activities amounted to € 33,000 for 2005 including purchases of property, equipment and licenses and purchases and sales of marketable securities and short-term investments compared to a net cash flow used in investing activities

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of € 17.0 million in 2004. Net cash provided by financing activities was € 11.5 million for 2005 mainly reflecting proceeds from the issuance of shares in connection with the acquisition of substantially all assets from Axxima Pharmaceuticals compared with € 79.7 million for 2004 mainly reflecting net proceeds of € 78.0 million from the combined offering.

As of December 31, 2005, total assets were € 139.3 million (2004: € 141.9 million). Cash, cash equivalents, marketable securities and short-term investments accounted for € 93.6 million of total assets (2004: € 128.7 million). These funds are held in prime-rated interest-bearing investments and time deposits.

Long-term liabilities were € 17.5 million (2004: € 4.7 million). Deferred revenues accounted for 74% of long-term liabilities. A large portion of these represent payments that GPC Biotech has received from collaborative and co-development partners and that will be recognized as revenues over the next several years.

Shareholders’ equity was € 83.5 million at December 31, 2005 (2004: € 124.8 million), representing an equity ratio of 60%, compared to 88% in 2004. When adjusted to include deferred upfront payments as equity, the equity ratio was 87% in 2005, compared to 94% in 2004.

R&D Report

GPC Biotech’s research and development efforts are focused on the discovery and development of anticancer treatments. The Company has one wholly owned subsidiary, GPC Biotech Inc., with two U.S. locations, Waltham, MA and Princeton, NJ. The Princeton location is the headquarters for the Company’s drug development activities. The Waltham site is primarily engaged in oncology drug discovery activities. The Company currently has two drug candidates in human clinical development – satraplatin, a platinum-based drug candidate that can be taken by mouth, and 1D09C3, a monoclonal antibody against lymphoid tumors.

Satraplatin, an investigational drug, is a member of the platinum family of compounds. Over the past two decades, platinum-based drugs have become a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. Unlike the platinum drugs currently on the market, all of which require intravenous administration, satraplatin is an orally bioavailable drug candidate and is given as capsules that patients can take at home. An oral platinum drug could offer key advantages, including ease of administration and patient convenience, in a variety of applications. In addition, satraplatin is the only platinum-based product to have demonstrated activity in prostate cancer in a randomized clinical trial. Clinical data to date suggest that satraplatin is relatively well tolerated.

The monoclonal antibody 1D09C3 is believed to have a novel mechanism-of-action, different than those of Rituxan® (rituximab) and other monoclonal antibodies currently approved for the treatment of non-Hodgkin’s lymphoma, the most common form of lymphoma. Unlike these other antibodies, 1D09C3 does not require a functioning immune system for its cell-killing effect. With these differentiating characteristics, 1D09C3 may hold the potential to become an important new therapy for lymphoid tumors.

In addition to its two programs in clinical development, GPC Biotech has programs in pre-clinical development and discovery that leverage the Company’s expertise in kinase inhibitors. The kinases represent a large family of proteins that play an important role in signaling between and within cells.

By December 31, 2005, GPC Biotech’s worldwide research and development headcount totaled 170, representing 76% of total number of employees.

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Intellectual Property

GPC Biotech actively seeks, when appropriate, intellectual property protection for the Company’s products, product candidates, technologies and proprietary information that is important to the commercial development of its business. This is done through filing for, prosecuting, maintaining or licensing relevant United States, European and/or other foreign patents and/or trademarks. In addition, GPC Biotech also uses trade secrets and contractual arrangements to protect proprietary information that may be important to the development of its business.

Since the Company only files for, prosecutes, maintains or licenses those patents, patent applications and trademarks that it believes are relevant to its strategic business needs, the exact number and scope of issued patents, pending patent applications and/or trademarks to which the Company has rights at any given time may increase, decrease or otherwise change in the future.

The Company’s lead product candidate satraplatin is protected by U.S., European and other foreign patents. These patents are owned by Johnson Matthey, and GPC Biotech holds an exclusive sublicense, with the right to further sublicense, under these patents through a co-development and license agreement with Spectrum Pharmaceuticals, Inc. in the field of treating cancer in humans. These patents cover the composition of matter and anticancer uses of various platinum-based compounds, including satraplatin.

Procurement

Continued effort has been put into the streamlining of the Company’s core material and equipment supply sources. Large-scale purchases of equipment for the three facilities are centralized in Martinsried, Germany. The general criteria for the selection of suppliers are high product quality combined with service that meets the Company’s needs. The majority of GPC Biotech’s purchases are services. For materials used in clinical trials, including bulk drug, capsules, vials, and packaging and labeling for supplies, GPC Biotech has established a supplier network that enables materials to be produced in both the U.S. and Europe.

GPC Biotech has an internal pharmaceutical development group that is responsible for all of the materials that are used in clinical trials and ultimately for the market, including bulk drug, capsules, vials and packaging. The team operates as a virtual organization in which the manufacture and production of materials is outsourced to preferred vendors. Assurance of product quality is a primary concern for GPC Biotech. The Company’s internal quality team audits vendors on a regular basis and has a formal quality agreement with each supplier to which GPC Biotech has been developing close working relationships.

Employees

GPC Biotech’s worldwide headcount was 222 as of December 31, 2005, compared to 171 on December 31, 2004. In keeping with the focus of GPC Biotech’s business, during 2005, 76% of the Company’s employees worked in research and development.

GPC Biotech offers all permanent employees the opportunity to become shareholders through its incentive stock option programs. These plans are important for attracting and retaining highly qualified employees, especially in the international labor market in which the Company competes. At December 31, 2005, there were 4.3 million options outstanding, of which 1.2 million had not yet vested. During 2005, a total of 93,000 options were exercised.

Risk Management

As an internationally operating biopharmaceutical company, GPC Biotech is exposed to many risks that are inseparable from its business activities. It is the responsibility of the Management Board and of all employees to identify these risks at an early stage and to manage them responsibly. GPC Biotech has a risk management system in place that is an

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integral component of the management tools used to identify issues that could potentially harm the continuity and growth of the Company’s business. The risk management system is designed to enable management recognize significant risks at an early stage so that appropriate measures can be initiated. The risk management system includes:

•	A risk recognition system. The Company is divided into different risk areas with assigned risk owners. These risk owners monitor risks in their areas and report any identified critical risks to a member of the Management Board.

•	An annual risk inventory identifying fundamental and systemic risks that could materially impact GPC Biotech’s business activities.

•	The assessment and evaluation of risks in an annual aggregated risk report that includes the probabilities of the occurrence of each identified risk, the extent of potential damage from each risk and proposals on how to manage highlighted risks.

•	The designation of a member of the Management Board and an additional employee to be responsible for risk management.

•	A reporting structure to facilitate the reporting of risks as quickly as possible, as well as an employee hotline for reporting possible violations of law or company policy.

•	The implementation of organizational functions and controls, including, but not limited to quality assurance, safety reporting and financial controlling.

The main areas of GPC Biotech’s risk exposure include, but are not limited to:

General Business-Related Risks

GPC Biotech is focused on discovering and developing new anticancer drugs. The development of new therapeutics is expensive and highly risky. Because of the high attrition rate of drug candidates, the Company seeks to diversify its risk by having several programs in its pipeline. However, with only one product candidate – satraplatin – in late stage clinical development, the Company is highly dependent upon its success. Additionally, the Company currently has only two major sources of revenue – a co-development and licensing agreement with Pharmion for satraplatin for Europe, Turkey, the Middle East, New Zealand and Australia and a collaboration with ALTANA Pharma AG.

GPC Biotech relies significantly on third-party service providers, including to conduct clinical trials and to produce the study drugs. The Company’s drug development programs could be seriously affected if any of its vendors were unable to deliver the services or products under contract or did not comply with regulatory requirements. GPC Biotech carefully monitors and audits its vendors on a regular basis and develops alternative strategies for procuring services and materials as possible. Additionally, some of GPC Biotech’s drug development activities require specialized materials, in particular special grade antibodies and chemicals. Since only a few suppliers worldwide produce some of these materials, a delay or failure of supply could have a significant negative impact on some of GPC Biotech’s drug development programs.

GPC Biotech is also exposed to risks related to changes in the public and private health care market. For example, changes in the financing of and reimbursement in the health care sector could have a material effect on the expected profitability of the Company’s drug candidates. In addition, there is significant worldwide competition in the pharmaceutical industry, in particular in the field of oncology, and a number of companies have greater resources and more experience than GPC Biotech in developing and commercializing oncology drugs. As a result, competitors could develop and commercialize products that are more effective, safer or more affordable than those of GPC Biotech, or they could obtain marketing approval before GPC Biotech, potentionally limiting the Company’s commercial opportunities or increasing regulatory requirements for approval.

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Drug Discovery and Development-Related Risks

At each stage of research and development, programs may be delayed or fail. Early-stage drug discovery is characterized by a very high failure rate. For those discovery programs that are successfully advanced into development, pre-clinical studies necessary prior to the start of clinical trials may reveal unexpected toxicities resulting in the need for additional experiments or modifications to the drug candidate or in the halting of the program. Sensitive bioanalytical methods have to be set up and strict regulations must be observed prior to commencing clinical studies. This is often difficult to achieve and may lead to a delay in the initiation of the clinical studies. Approvals from regulatory authorities and ethical committees are required before a clinical study can start. The agencies may delay the advancement of a clinical project by requiring more pre-clinical, chemical, pharmaceutical or biological data.

Late-stage clinical trials are the most costly stage of drug development, and their success and regulatory approval cannot be guaranteed. Clinical programs may be delayed or terminated for a variety of reasons, e.g. patients may not be accrued to a trial in a timely manner; the Company or one of its vendors may not comply with regulatory guidelines; unexpected side effects may occur; or a trial could fail to show efficacy.

The Company’s research and development activities, pre-clinical studies, clinical trials and the anticipated manufacturing and marketing of products are subject to extensive regulation by the U.S. FDA, the European EMEA and comparable authorities elsewhere. The approval of the relevant regulatory authorities is required before a product can be sold in a given market. The regulatory approval process is expensive, time-consuming and the timing of receipt of regulatory approval is difficult to predict. A delay or denial of an approval could delay the Company’s ability to generate product revenues and achieve profitability.

Marketing Risks

The ability of GPC Biotech and/or its partners to commercialize product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish appropriate reimbursement levels for such products. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, which could significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for any drug products we may eventually sell or exclusion of our drug products from reimbursement programs. The U.S. Medicare Prescription Drug, Improvement and Modernization Act of 2003 has just begun to be implemented and it is difficult to predict how it will impact the reimbursement of cancer therapies. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could adversely affect the Company’s potential product revenues and its ability to achieve profitability.

Obtaining and maintaining reimbursement status is time consuming and costly. There is significant uncertainty as to the reimbursement status of newly approved medical products. Third-party payors may not reimburse for treatments with the Company’s drugs or they may delay making the decision to reimburse. Either of these would reduce the commercial value of the drug to GPC Biotech.

In certain markets, including Germany and other European markets, the Company may seek to target the pricing, and especially the reimbursement under social security systems, of prescription pharmaceuticals is subject to government control. These governments or related bodies may deny reimbursement status or establish prices for products GPC Biotech or its partners may introduce at levels that are too low to enable the Company to realize an appropriate return on investment in product development.

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Intellectual Property

The economic success of GPC Biotech depends, among other things, on the ability to secure patent protection for its key technologies and products and the successful defense of these patent rights against any potential third-party claims.

GPC Biotech seeks appropriate patent protection for its programs or product candidates and works with highly experienced patent attorneys in drafting its patent applications. However, as the patenting of pharmaceutical and biotechnological inventions is a rapidly evolving area, GPC Biotech cannot exclude the general risk that appropriate patent protection may not be available for one or more of its key programs or product candidates. Furthermore, GPC Biotech may need to license certain intellectual property rights owned by third parties in order to fully commercialize one or more of its key programs or product candidates. The primary patents covering satraplatin expire in 2008 and 2010 in the U.S. and in 2009 in most other countries. The Company believes that satraplatin will meet the criteria for patent term extension under the U.S. Hatch-Waxman Act and comparable laws elsewhere. If the Company is unable to so extend the patents, satraplatin could be subject to competition earlier than anticipated from third parties with products with active pharmaceutical ingredients equivalent to those of satraplatin.

Legal Risks

The execution of clinical trials exposes the Company to product liability risks. GPC Biotech has purchased product liability insurance for its clinical programs to help mitigate this risk. However, it is possible that the Company may not be able to maintain sufficient insurance to cover claims, should any be made against the Company.

In both Europe and the United States, the corporate governance and reporting requirements for publicly traded companies have increased significantly in recent years. In addition, shareholder lawsuits in the United States against biotech companies with drug candidates in late-stage clinical development occur frequently. Since the shares of GPC Biotech are listed on both the Frankfurt Stock Exchange and the NASDAQ National Market, the Company is exposed to regulatory and legal risks in both Germany and the U.S. While the Company invests significant time and resources in its corporate governance and compliance activities, legal claims could arise in the future, that would place significant demands on the Company’s management and resources. Although the Company has purchased insurance to cover such potential liabilities, claims could exceed the amount of the insurance and changes in the market for insurance could limit the ability to purchase adequate insurance in the future.

GPC Biotech is currently not involved in any lawsuit that could have a material negative impact on GPC Biotech’s business activities; however, this cannot be excluded for the future.

Financial Risks

Biotechnology companies often need to raise additional funds to accelerate existing or initiate additional drug discovery and development programs or for commercialization efforts. At the end of fiscal year 2005, GPC Biotech had cash, cash equivalents, restricted cash, marketable securities and short-term investments amounting to € 95.2 million. The Company currently has only two major sources of revenue – a co-development and licensing agreement with Pharmion and a multi-year collaboration with ALTANA Pharma in the U.S. that is planned to end in mid-2007.

The Company may need to raise additional funds in the future, depending, for example, on the rate of progress of clinical and pre-clinical development of the Company’s programs. GPC Biotech plans to continue to conduct clinical trials and pre-clinical research for several programs.

GPC Biotech’s business is affected by fluctuations in the foreign exchange rates between the U.S. dollar and the euro. A majority of the Company’s current revenues are designated in U.S. dollars, but are reported in euros. Thus, currency fluctuations could cause the Company’s revenues to decline. The Company expects a large part of expenses to be

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designated in U.S. dollars. The Company hedges its foreign exchange exposure several quarters in advance in order to minimize a potential negative impact of fluctuations in the foreign exchange rates on the Company’s financial performance. The majority of GPC Biotech’s cash and available-for-sale securities are in euros.

GPC Biotech AG’s Enterprise Resource Planning System, which has been operating successfully at all three sites for several years, is the Company’s integrated accounting, controlling reporting and monitoring system. The system is the basis for an external and internal reporting system that also includes project controlling for all major research and development programs. The system enables budget deviations to be identified, reported, monitored and proactively managed at an early stage.

Human Resource Risks

The Company operates in a highly competitive hiring environment. The success of GPC Biotech depends on the efforts and abilities of its key employees. The loss of one or more of these key personnel may delay the Company’s research and development efforts. However, there has been almost no turnover in the senior management team for several years up to date. The implementation of the Company’s business strategy and future success will also depend on the continued ability to attract and retain other highly qualified personnel.

GPC Biotech offers its employees a variety of incentives, including a remuneration system rewarding outstanding performance and long-term stock option plans as well as convertible bonds programs for senior management. Additionally, GPC Biotech invests in the further education and professional development of its employees.

GPC Biotech has a Code of Conduct that sets forth basic standards for the ethical and responsible conduct of Company business that are to be followed by all employees as well as all members of both the Management Board and the Supervisory Board. In conjunction with this Code, the Company has a hotline for employees to call in order to report suspected or actual violations of this Code.

Overall Risk Exposure

In conclusion, GPC Biotech’s overall risk exposure is typical for an internationally operating, publicly traded company engaged in drug discovery and development. The Company’s risk management system is designed to identify, monitor and actively manage these risks. The Company plans to continue to further develop and improve this system during 2006.

Environmental Protection and Occupational Safety

GPC Biotech is a research and development firm and does not have its own manufacturing operations. The Company continually strives to provide a safe working environment for its employees and to minimize the impact of its operations on the environment. The Company’s policy is to comply strictly with the requirements of federal, state and local occupational health and safety, environmental and waste management regulations. The Company’s three sites are subject to government inspections to monitor and confirm compliance with these regulations. GPC Biotech maintains all permits and licenses necessary for its operations.

Major Events after the Close of Fiscal Year 2005

On February 23, 2006, the Company issued 2,860,000 new ordinary shares at € 12.67 per share for a total amount of € 36.2 million through a private placement.

Outlook

This section contains forward-looking statements which express the current beliefs and expectations of the management of GPC Biotech. Such statements are subject to risks and uncertainties, such as those described in the Risk Factors section of this Management Report. Actual results could differ materially depending on a number of factors, including the timing and effects of regulatory actions, the results of clinical trials, the Company’s relative success developing and gaining market acceptance for any new products, and the effectiveness of patent protection.

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Economy and Biotechnology Industry

According to the United Nations Department of Economic and Social Affairs, the world economy is expected to continue an expansion of 3.3% in 2006, maintaining the pace for 2005 of 3.2%.

According to the Munich-based Institute for Economic Research, while industrial activity in Germany unexpectedly fell in the fall of 2005, reflecting widespread weakness in several countries in Europe, survey indicators point to better tendencies ahead. It is expected that domestic demand will increase, reflected by investments and a positive, but restrained private consumption growth.

The outlook for the German economy is quite positive for the first time in several years. With a favorable international economic environment, exports are expected to remain the most important factor of economic growth. Annual average growth in real GDP for 2006 is projected to be 1.7%, or 1.9% after calendar adjustments, and inflation is expected to be 1.7%, slightly lower than in 2005. Germany’s first woman chancellor, Angela Merkel, is leading a coalition government that has much to accomplish, despite the positive economic signs in early 2006, including reforming healthcare and the labor market. Surveys, including the business community confidence index, show that there is widespread hope that the country’s hesitant economic recovery may at last be underway and that consumer confidence is rising rapidly.

A report by Michael Mussa, Senior Fellow at the U.S. Institute for International Economics indicated that higher energy prices, Federal Reserve tightening, and a waning housing boom, will contribute to moderate U.S. economic growth during 2006 from the rapid pace of the preceding two years. On a year-over-year basis U. S. real GDP is predicted to advance about 3 percent for 2006. He predicts that inflation in the U.S. will remain reasonably well contained.

In 2006, the biotech industry is expected to perform similar to 2005. Many believe that there is a fundamental change underway as the focus is shifting to individual company performance and fundamentals, and some believe that the boom and bust swings so typical of the biotech sector, while not disappearing, will be more modest in the future. In the U.S., the implementation of the new Medicare legislation will continue to be an important area of focus. Additionally, with the Prescription Drug User Fee Act (PDUFA) set to expire in 2007, it is anticipated that there will be much debate amongst members of the U.S. Congress, the industry, the FDA and other stakeholders about reauthorizing that legislation, which sets five-year goals and policies for the FDA.

Employees

GPC Biotech continues to strengthen and expand its drug development group. If the results of the Phase 3 trial evaluating satraplatin as a second-line chemotherapy treatment for hormone-refractory prostate cancer are positive and if GPC Biotech takes a lead role in the commercialization of satraplatin in the U.S., the Company will need to hire additional marketing and sales staff in 2006 and 2007. The Company currently does not expect to undertake significant hiring in any other areas, although this may change and will depend on Company activities.

Financial Goals

Revenues: Overall, the Company expects revenues to increase in 2006 compared to 2005, based on funds already committed. For both 2006 and 2007, GPC Biotech expects the main sources of revenues will be the ongoing collaboration with ALTANA Pharma and the co-development and licensing agreement with Pharmion.

Revenues from ALTANA are expected to decline in 2006, and further in 2007, as the collaboration comes to an end.

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Under the terms of the deal with Pharmion, GPC Biotech received $37.1 million upfront - $18 million reimbursement fee for costs historically incurred related to the development of satraplatin and $19.1 million for funding of ongoing and certain future clinical development activities to be conducted jointly by Pharmion and GPC Biotech.

The $18 million reimbursement fee will be recognized on a straight-line basis beginning in the first quarter of 2006 over the period of GPC Biotech’s expected continuing substantial involvement. The $19.1 million funding for future development activities will be recognized as qualified development costs are incurred, the majority of which is expected to occur during 2006 as ongoing satraplatin clinical trials continue to enrol patients and additional clinical trials are initiated.

Furthermore Pharmion has committed to funding another $22.2 million for additional development-related activities. Most of this funding is expected to be received and booked from 2007 onwards.

Pharmion will also pay GPC Biotech $30.5 million based on the achievement of certain regulatory filing and approval milestones for the first indication for satraplatin. Should satraplatin be approved for marketing by the EMEA in 2007, GPC Biotech would be entitled to receive certain of these milestone payments from Pharmion. If satraplatin is approved for marketing in 2007 in either Europe or the U.S., it is possible that the Company could see its first sales of or royalties from the drug in that year. However, there can be no guarantee that satraplatin will be approved for marketing in 2007, if at all.

Additional commercialization and co-development agreements for satraplatin for territories not licensed to Pharmion are possible and could generate additional revenues. However, the timing and likelihood of such agreements is highly unpredictable.

Expenses: For 2006 the Company expects a further increase in R&D expenses compared to 2005. While enrollment has been completed in the satraplatin Phase 3 SPARC registrational trial, regulatory-related expenses are expected to increase. Furthermore the agreement with Pharmion has provided GPC Biotech additional resources to open more clinical trials with satraplatin in combination with other drugs and in other cancer types, and a number of these studies are expected to open during 2006 and 2007. Also, ongoing clinical trials will continue to recruit patients.

GPC Biotech is obligated to pay to Spectrum Pharmaceuticals milestones totaling up to $18 million, the first of which is anticipated to be the acceptance for filing of the satraplatin NDA by the U.S. FDA. This filing may occur during 2006 or 2007.

G&A expenses are also expected to increase over the next two years. Should the data from the SPARC trial be positive, GPC Biotech may decide to build a marketing and sales infrastructure. Such an endeavor would significantly increase costs.

Net income will be impacted by the various scenarios described above.

Cash burn: For 2006, cash burn is expected to be somewhat lower than in 2005. Increased cash needs for expanded R&D activities should be partially offset by the monies already received by Pharmion in January 2006. However, in the unlikely event that the interim analysis of the SPARC trial is already positive the cash burn in 2006 could be higher than in 2005, assuming the Company decides to start building a U.S. sales force already in 2006. Cash burn for 2007 will depend significantly on whether the Company decides to build a marketing and sales infrastructure on its own, as well as on the timing of marketing approval of satraplatin, if such approval occurs.

Corporate Goals

During 2006, data are expected from the satraplatin Phase 3 trial in second-line chemotherapy for hormone-refractory prostate cancer. The near-term future of GPC Biotech is highly dependent upon the results of this trial, and any setbacks or failures with the study will likely severely negatively impact the Company. Should the trial be successful, GPC

GPC Biotech AG

Management Report

Biotech expects to file for marketing approval in the U.S. in the second half of 2006 and, through its partner Pharmion, shortly thereafter in Europe. The Company plans to initiate additional clinical trials with satraplatin in combination with other anticancer therapies and in a variety of cancer indications. The Company also expects to move forward other research and development programs. Data from some ongoing studies are expected to be available in late 2006 and 2007.

While near-term plans and focus of GPC Biotech are centered on the outcome of the satraplatin SPARC Phase 3 registrational trial, the Company is also planning alternative scenarios and strategies, should the SPARC trial fail and resources need to be re-aligned.

GPC Biotech’s management believes it is currently well positioned to pursue its strategy and corporate goals in the years ahead.

Corporate Governance

Strong Commitment

Strong Commitment to Corporate Governance

GPC Biotech considers good corporate governance to be a cornerstone for creating shareholder value. The framework for corporate governance is determined by applicable law, stock market self-regulation and company-specific principles. Essential elements of good corporate governance include respect for the interests of shareholders, effective cooperation between the Management Board and Supervisory Board, and open and transparent communication. Again in 2005, GPC Biotech implemented all changes to the German Corporate Governance Code (the Code), as proposed by the German Corporate Governance Commission on June 2, 2005 as part of the Company’s own corporate governance principles. GPC Biotech’s corporate governance principles in several instances exceed both German legal requirements and the recommendations of the Code. The Company also complies with the corporate governance requirements of the Frankfurt Stock Exchange. In addition to German corporate governance regulations, the Company also complies with U.S. legal requirements, including those in the Sarbanes-Oxley Act of 2002 for foreign filers and the corporate governance rules of NASDAQ. GPC Biotech’s corporate governance principles, as well as a complete list of the contents of the German Corporate Governance Code and details of GPC Biotech’s corporate governance practices for each regulation of the Code, can be found on the Company’s website.

GPC Biotech considers good corporate governance to be a cornerstone for creating shareholder value.

In 2005, for the second consecutive year, the German financial magazine €uro awarded GPC Biotech the Euro Corporate Governance Quality Award as the company on the German technology index TecDAX with the best corporate governance. The ranking was based on a survey conducted by Hamburg University and the DVFA – the Society of Investment Professionals in Germany.

Compliance with German Corporate Governance Code

The Management Board and the Supervisory Board provide an annual Declaration of Compliance regarding the Code. The declaration also contains possible deviations from the recommendations of the Code. The declaration below, as well as the declarations from the past three years, are also published on the Company’s website.

Declaration of the Management Board and the Supervisory Board according to Section 161 AktG, in reference to the German Corporate Governance Code as of May 21, 2003 and June 2, 2005

GPC Biotech AG complied with the recommendations of the “Commission German Corporate Governance Code” of May 21, 2003 and June 2, 2005, with the exception of the following:

The directors’ and officers’ liability insurance policies taken out by GPC Biotech AG for members of the Management Board and Supervisory Board do not provide for any personal deductibles (Code section 3.8, paragraph 2). This coverage is provided under a group insurance policy to a wide range of executives inside and outside of Germany, and it would be inappropriate to distinguish between members of the Boards and other executives. Moreover, personal deductibles are not customary outside of Germany.

GPC Biotech AG will comply with the recommendations of the “Commission German Corporate Governance Code” of June 2, 2005 except for the above-mentioned exception.*

November 29, 2005

GPC Biotech AG

Management Board and Supervisory Board

* Please note that this declaration is not broadly binding upon future activities. The legal framework for the actions of the Management Board and the Supervisory Board is solely derived from the law. The recommendations of the Corporate Governance Commission represent a sensible supplement to the law. It cannot be excluded, however, that in certain situations these recommendations might inappropriately restrict the activities of the Management Board and the Supervisory Board and, thereby, hinder an action that is in the best interest of the Company and its shareholders. Moreover, the Code contains several provisions for which the management of the Company cannot control compliance. In such cases, there may need to be deviations from the recommendations of the Code. Any such deviations will be disclosed, and if necessary explained, in the annual declaration of compliance.

Corporate Governance on the GPC Biotech Website

www.gpc-biotech.com/en/investor_relations/corporate_governance/ index.html

– Corporate Governance Declarations for 2005 and the past three years

– Corporate Governance Principles of GPC Biotech and checklist on conformity with the Code regulations

– Code of Conduct

– Shareholdings and insider transactions of the Boards

– Insiders’ trading calendar 2006

Code of Conduct

In 2005, a corporate code of conduct was implemented and published on the Company’s website. This Code of Conduct applies to the Supervisory Board, the Management Board, and to all employees. GPC Biotech expects members of each Board and employees to conduct business in a highly ethical and responsible manner in compliance with this Code of Conduct, the Company’s other policies and procedures, and applicable laws and regulations. In summary, this Code of Conduct states that GPC Biotech and its representatives will act with honesty and integrity; they will deal fairly with customers, suppliers, collaborators, and employees; and they will avoid taking unfair advantage through manipulation, abuse of privileged information or misrepresentation of material facts. All specific aspects of this Code derive from this general set of principles.

Disclosure Committee

In early 2006, GPC Biotech’s Management Board adopted a charter for a Disclosure Committee. The Committee is charged with assisting the Management Board in fulfilling its responsibility of overseeing the accuracy and timeliness of disclosures made by the Company. Responsibilities include designing, establishing and evaluating disclosure controls and procedures, as well as reviewing and supervising the preparation of various disclosure documents, such as filings with securities regulators and press releases containing information that is material to the Company’s investors.

The Committee is also charged with implementing and reviewing a communications policy to govern interactions with the investment community and the media. The policy applies to all employees, as well as the Supervisory Board, the Management Board, and certain consultants. The Communications Policy was adopted by the Management Board in early 2006 and has been distributed to all affected parties.

Management and Control Structures

In accordance with the German Stock Corporation Act (“Aktiengesetz”), GPC Biotech has two separate boards of directors. These are the “Vorstand”, or Management Board, and the “Aufsichtsrat”, or Supervisory Board. The two boards are separate, and generally no individual may simultaneously be a member of both boards.

The Management Board is responsible for the day-to-day management of the Company’s business in accordance with applicable law, the Articles of Association (“Satzung”) and the internal rules of procedure (“Geschäftsordnung”) adopted by the Supervisory Board. The Management Board represents GPC Biotech in its dealings with third parties. The Management Board is required to ensure that adequate risk management and internal monitoring systems exist within the Company to detect risks relating to business activities at the earliest stage possible.

The principal function of the Supervisory Board is to supervise and oversee the Management Board. It is also responsible for appointing and removing members of the Management Board and representing GPC Biotech in connection with transactions between a member of the Management Board and the Company.

Compensation of Members of the Management Board

GPC Biotech has entered into service agreements with all current members of the Management Board. These agreements generally provide for a base salary and an annual bonus. Company goals are set by the Supervisory Board together with the Management Board for each year and are an important basis for assessing achievement of the variable component of each member’s compensation. Additionally, each year personal goals are also agreed to between the individual members of the Management Board and the Supervisory Board. Towards the end of each evaluation period, the Supervisory Board evaluates and assesses the goals and specifies the bonus, or variable compensation component, for each member of the Management Board. In addition to these fixed and variable remuneration components, under the terms of their service agreements, the members of the Management Board are entitled to specific insurance benefits (including accident and D&O insurance) and reimbursement of necessary and reasonable disbursements. The Company does not have a pension plan for its Management Board nor for employees.

Corporate Governance    28  |  29

The Company believes that the service agreements between GPC Biotech and the members of the Management Board provide for payments and benefits that are in line with customary market practices. Besides the Supervisory Board seats listed in their biographies on page 36 of this report, the members of the Management Board did not enter into additional service agreements with other companies. Furthermore, no member of the Management Board holds a material share of another company.

Detailed information on the compensation of the Management Board can be found in the inserted Form 20-F. This includes information on the Board’s stock options or comparable compensation components that have a long-term incentive effect and risk elements.

Supervisory Board

The Supervisory Board has comprehensive monitoring functions. To ensure that these functions are carried out properly, the Management Board must, among other requirements, regularly report to the Supervisory Board on current business operations and future business planning (including financial, investment and personnel planning). The Supervisory Board may at any time request special reports regarding the affairs of GPC Biotech, the legal or business relations of GPC Biotech and its subsidiary or the affairs of its subsidiary to the extent that the affairs of such subsidiary may have a significant impact on GPC Biotech.

The Supervisory Board is not permitted to make management decisions, but, in accordance with German law and in addition to its statutory responsibilities, the Supervisory Board of GPC Biotech has determined that the following matters, among others, require its prior consent:

– the conclusion, amendment and termination of license, know-how, patent and collaboration agreements above specified thresholds;

– the acquisition, sale and encumbrance of real estate property;

– the commencement, acquisition, discontinuance or sale of businesses, business units or branch offices;

– the granting of guarantees, securities or other collateral (other than product warranties/guarantees) above a specified threshold;

– fiscal and financial planning and budgeting;

– the granting or termination of profit participation rights;

– the purchase or sale of equity interest.

Supervisory Board Practices

Decisions are generally made by the Supervisory Board as a whole. The meeting agendas of the Supervisory Board are determined by the Chairman of the Supervisory Board. In advance of each meeting, the other members of the Supervisory Board receive materials allowing them to prepare for the handling of the items on the agenda. The Supervisory Board holds meetings on a regular basis without the Management Board, as they are required to do. The Supervisory Board also conducts an annual self-evaluation of the effectiveness of its overall performance.

To assist the Supervisory Board in carrying out its duties, committees (the “Board Committees”) have been created in accordance with the Company’s Articles of Association and the internal rules of procedure of the Supervisory Board.

The Board Committees may, to the extent legally possible, additionally be charged with decision-making powers. Pursuant to the Company’s Corporate Governance Principles, the granting of loans to members of the Supervisory Board is not permitted. Pursuant to Section 114 of the German Stock Corporation Act, GPC Biotech may not enter into advisory contracts or service agreements with members of the Supervisory Board unless such contract or agreement is approved by the full Supervisory Board. The Supervisory Board may, at its discretion, establish, permanently or temporarily, other committees and give them decision-making powers.

Finance Committee: The Finance Committee oversees the preparation of the Annual General Meeting as well as the execution of major transactions approved by the full Supervisory Board, such as mergers and acquisitions, divestitures, and financing transactions.

Compensation Committee: The Compensation Committee reviews and approves the compensation policies and programs, including stock option programs and similar incentive-based compensation. It is responsible for reviewing and approving the compensation paid to the members of the Management Board and oversees ongoing personnel matters of the members of the Management Board, including their membership on the boards of other companies.

Corporate Governance & Nominations Committee: The Corporate Governance & Nominations Committee assists the Supervisory Board in the identification and appointment of candidates for the Management Board and the Supervisory Board. In addition, this Committee monitors the Company’s compliance with its Corporate Governance Principles and other applicable rules, regulations and laws related to corporate governance.

Audit Committee: The GPC Biotech Audit Committee is directly responsible for:

– external accounting and risk management matters;

– ensuring the independence of the external auditors;

– the scope of the external audit and the engagement of the external auditors as elected by the shareholders at Annual General Meetings;

– the determination of specific key aspects of the external audit and the compensation of the external auditors; and

– communication with the external auditors on a regular basis.

The Supervisory Board is confident that the members of the Audit Committee have sufficient experience and ability in finance and compliance to satisfy applicable legal and listing requirements, including the requirements of NASDAQ and the U.S. Securities and Exchange Commission, and to adequately discharge their responsibilities. In addition, the Supervisory Board has determined that all current members of the Audit Committee satisfy the independence requirements of NASDAQ.

Terms and Committee Membership of Members of the Supervisory Board

Membership in Supervisory Board Committees

Jürgen Drews, M.D., Ph.D. (Chairman)

Michael Lytton, J.D. (Vice Chairman)

Metin Colpan, Ph.D.

Prabhavathi B. Fernandes, Ph.D.

James M. Frates

Peter Preuss

Year first elected

1998

2001

1998

2003

2004

2001

End of term*

2007

2006

2007

2007

2006

2006

Finance Committee

x

x

Chairman

Compensation Committee

Chairman

x

x

Corp. Governance & Nominations Committee

x

x

Chairman

Audit Committee

x

x

Chairman

* Term ends upon the adjournment of the Annual General Meeting held in the year indicated.

Compensation of Members of the Supervisory Board

The Company’s Articles of Association provide that the annual compensation for each Supervisory Board member be fixed by the shareholders at Annual General Meetings. Members of the Supervisory Board who serve on Supervisory Board committees receive cash-based remuneration in addition to their annual fixed remuneration.

At the Annual General Meetings on August 31, 2004 and June 8, 2005, the shareholders of GPC Biotech resolved to provide a longterm performance-based variable remuneration in the form of stock appreciation rights to each member of the Supervisory Board. The grants of stock appreciation rights were issued directly after the respective Annual General Meeting and are in addition to the annual cash remuneration. Each stock appreciation right represents the right to receive an amount in cash equal to the difference (if any) between the basic price of the stock appreciation right and the exercise price of the stock appreciation right after the completion of a specified holding period and the achievement of a specified corporate goal. The holding period of the stock appreciation rights began on the issue date. The stock appreciation rights granted in 2004 will generally end on the date of market approval of satraplatin by the FDA or the EMEA, whichever occurs first. The stock appreciation rights granted in 2005 will vest only if both of these marketing approvals have been achieved.

Compensation of Members of the Supervisory Board

Jürgen Drews, M.D., Ph.D. (Chairman)

Michael Lytton, J.D. (Vice Chairman)

Metin Colpan, Ph.D.

Prabhavathi B. Fernandes, Ph.D.

James M. Frates

Peter Preuss

Annual cash compensation (€)

42,500

30,000

20,000

20,000

25,000

22,500

Total compensation (€)

42,500

30,000

20,000

20,000

25,000

22,500

Stock appreciation rights (number)

20,000

15,000

11,250

12,500

15,000

12,500

Corporate Governance 30 | 31

More detailed information on the different parts of compensation of the Supervisory Board can be found in the inserted Form 20-F.

Shareholdings of Members of the Management Board and Supervisory Board

As of December 31, 2005, the members of the Management Board and Supervisory Board held shares, stock options, convertible bonds and stock appreciation rights in the amounts set forth in the table below.

Shareholdings of Management Board and Supervisory Board

At December 31, 2005

Management Board

Bernd R. Seizinger, M.D., Ph.D. (1) (Chairman)

Elmar Maier, Ph.D. (2)

Sebastian Meier-Ewert, Ph.D. (3)

Mirko Scherer, Ph.D. (4)

Supervisory Board

Jürgen Drews, M.D., Ph.D. (Chairman)

Michael Lytton, J.D. (Vice Chairman)

Metin Colpan, Ph.D.

Prabhavathi B. Fernandes, Ph.D.

James M. Frates

Peter Preuss

Number of shares

–

193,722

254,405

24,000

28,800

–

14,400

–

1,000

80,000

Number of options

1,308,153

289,000

299,000

382,000

10,000

10,000

10,000

–

–

–

Number of convertible bonds

770,000

291,000

330,500

301,000

25,000

39,000

15,000

10,000

–

30,000

Stock appreciation rights

–

–

–

–

40,000

30,000

22,500

25,000

30,000

25,000

(1) During 2005, Dr. Seizinger sold a total of 66,127 options in the following transactions:

Sold 35,000 options on December 23, 2005

Sold 16,000 options on December 27, 2005

Sold 10,000 options on December 28, 2005

Sold 5,127 options on December 29, 2005

(2) During 2005, Dr. Maier sold a total of 72,278 shares in the following transactions:

Sold 13,116 shares on December 22, 2005

Sold 51,524 shares on December 23, 2005

Sold 7,638 shares on December 27, 2005

(3) During 2005, Dr. Meier-Ewert sold a total of 78,795 shares in the following transactions:

Sold 50,000 shares on December 22, 2005

Sold 13,018 shares on December 23, 2005

Sold 15,777 shares on December 28, 2005

(4) During 2005, Dr. Scherer sold a total of 47,000 options in the following transactions:

Sold 35,000 options on December 23, 2005

Sold 12,000 options on December 27, 2005

As of December 31, 2005, the members of the Management Board held an aggregate of 472,127 shares or approximately 1.6% of the outstanding share capital of GPC Biotech, while the members of the Supervisory Board held an aggregate of 124,200 shares or 0.4% of the outstanding share capital. The aggregate amount of shares owned by current Management Board and Supervisory Board members amounts to approximately 2.0% of the outstanding share capital of the Company.

Equity-Based Compensation

GPC Biotech grants stock options to the Management Board, senior management, employees and consultants. Under the terms of the stock option plans, options are exercisable within ten years of the date of grant, subject to an initial two-year non-exercise period as required by German law. The exercise price equals the average of the market price of the ordinary bearer shares over a five-day period prior to the date of grant. The options vest at 25% per year over a four-year period.

The Company also grants convertible bonds to the Management Board and senior management. In the past, convertible bonds were also granted to the Supervisory Board.

Also, as described under Compensation of Members of the Supervisory Board, GPC Biotech provided a long-term performance-based variable remuneration in the form of stock appreciation rights to each member of the Supervisory Board.

The following table summarizes the details of the various convertible bond issuances at December 31:

At December 31

Year of issuance

Number issued

Number outstanding at Dec. 31, 2005

Thereof not paid in:

Nominal value each paid in

Interest rate

Vesting period (years)

First year of exercisability

No. of shares entitled to purchase at Dec. 31, 2005

Additional payment to exercise

Number exercisable at Dec. 31, 2005

2005

720,000

720,000

€1.00

3.5%

4

2007

720,000

€9.38–9.67

–

2004

935,000

935,000

€1.00

3.5%

4

2006

935,000

€8.33–9.90

–

2003

512,973

506,500

€1.00

3.5%

2–4

2004–2005

506,500

€1.70–4.77

278,506

2002

280,000

280,000

€1.00

3.5%

4

2004

280,000

€3.36

210,000

2001

47,500

32,500

€1.00

3.5%

2

2003

32,500

€8.55

32,500

Total

2,495,473

2,474,000

(140,000)

2,334,000

2,474,000

521,006

The following table presents the stock option activity for the years ended December 31, 2005, 2004 and 2003:

At December 31

Outstanding at January 1

Granted

Exercised

Forfeited

Expired

Outstanding at December 31

Vested at December 31

Exercisable at December 31

Weighted-average fair value per options granted during the year

Options

4,167,556

308,301

(92,992)

(50,864)

–

4,332,001

3,157,086

2,924,351

2005

Weighted-average exercise price

€9.50

€9.90

€5.23

€12.57

–

€9.59

€9.86

€9.88

€5.77

Options

3,835,458

869,600

(458,989)

(78,513)

–

4,167,556

2,654,947

2,619,072

2004

Weighted-average exercise price

€8.77

€9.86

€3.61

€12.23

–

€9.50

€10.03

€10.12

€6.36

Options

4,112,859

177,000

(88,925)

(365,476)

–

3,835,458

2,575,250

2,383,250

2003

Weighted-average exercise price

€8.80

€5.44

€3.29

€8.86

–

€8.77

€8.70

€9.02

€3.59

The following table presents the weighted-average price and remaining contractual life information for significant option groups outstanding:

At December 31, 2005

Range of exercise prices in €

1.16 – 2.98

3.21 – 5.77

6.53 – 8.64

9.07 – 11.91

12.13 – 17.89

24.60 – 59.74

Options outstanding

Number

395,670

832,020

513,000

1,551,761

960,350

79,200

4,332,001

Weighted-average exercise price

1.67

4.34

6.91

9.77

16.68

32.09

9.59

Weighted-average remaining contractual life (years)

4.22

5.59

5.01

7.93

4.74

4.95

6.03

Options exercisable

Number

347,095

678,920

431,875

467,761

919,500

79,200

2,924,351

Weighted-average exercise price

1.53

4.28

6.70

9.73

16.81

32.09

9.88

Corporate Governance 32 | 33

Report of the Supervisory Board

2005 was a year of significant accomplishments at GPC Biotech, including a major European partnership for the Company’s most advanced product candidate, satraplatin. In addition, the Company completed patient enrollment in the Phase 3 registrational trial for satraplatin and began the rolling NDA submission for this drug candidate with the U.S. FDA. The Company also initiated new clinical studies with satraplatin during the year and advanced a second product candidate – anticancer monoclonal antibody 1D09C3 – into the clinic. Also in 2005, GPC Biotech acquired substantially all of the assets and hired many of the discovery scientists of another biotechnology company to enhance its own oncology drug discovery efforts.

The Supervisory Board was in regular contact with Company management throughout the year and provided guidance related to the Company’s strategic development and other important issues. Throughout 2005, the Management Board ensured that the Supervisory Board was well informed about the Company’s financial position, corporate plans and significant business developments. This included the issuance of written reports to the Supervisory Board on a regular basis. The Supervisory Board was involved at an early stage in any decisions of major importance.

Meetings of the Supervisory Board

During 2005 the Supervisory Board held eight meetings. In addition, the Chairman of the Supervisory Board and the Chairman of the Management Board exchanged information about important developments and decisions regularly throughout the year. At its meetings, the Supervisory Board discussed the current state of affairs of the Company and business developments in general, as well as specific key topics. In particular, the Supervisory Board reviewed and monitored the progress of activities related to the clinical development of satraplatin. GPC Biotech’s overall strategy and business development activities were also discussed at many of these meetings, and the Supervisory Board was intensively involved in the decision-making process regarding partnering strategies for satraplatin.

Decisions on transactions requiring Supervisory Board approval were made based on discussions with the Management Board and/or based on information and documentation provided by the Management Board.

Committees

The Supervisory Board has four committees: the Audit Committee, the Finance Committee, the Compensation Committee and the Corporate Governance and Nominations Committee.

The Audit Committee met six times during 2005. The Committee’s activities included discussion of annual financial statements with the Company’s auditors before the statements were submitted to the Supervisory Board for approval, discussion of quarterly interim reports and audit fees, and other topics. In addition, in connection with the Company’s NASDAQ listing, the Audit Committee regularly reviewed activities of the Company in preparation for compliance with certain provisions of the U.S. Sarbanes-Oxley Act, which only apply to non-U.S. companies in the future. The Compensation Committee held two meetings in 2005 to discuss compensation matters related to the Management Board and the Company’s senior management. The Corporate Governance and Nominations Committee held two meetings in 2005. The Finance Committee did not hold any official meetings; however, its members regularly discussed relevant questions amongst themselves and during meetings of the full Supervisory Board.

Financial Statements

The financial statements of GPC Biotech AG according to the German Commercial Code (HGB) and the consolidated financial statements according to International Financial Reporting Standards (IFRS/IAS) were audited by Ernst & Young AG Wirtschaftsprüfungsgesellschaft, Munich, and approved with an unqualified audit opinion. Ernst & Young AG was elected as auditor by resolution of the Annual Shareholders’ Meeting on June 8, 2005, and retained by the Supervisory Board. The result of the audit is explained in the Independent Auditors’ Report. The report found that GPC Biotech fully complied with both IFRS/IAS and German GAAP (HGB). The consolidated financial statements according to IFRS/IAS were completed with a group management report and additional disclosure requirements according to § 315a HGB.

The Company also prepared consolidated financial statements in accordance with accounting principles generally accepted in the United States (U.S. GAAP) to be filed with the U.S. Securities and Exchange Commission (SEC). These consolidated financial statements were audited by Ernst & Young AG, Wirtschaftsprüfungsgesellschaft, Munich, who provided an unqualified audit opinion.

To satisfy its compliance with the regulations of the German Stock Exchange (Deutsche Börse AG, Frankfurt/Main, Germany), GPC Biotech expanded the disclosures in the consolidated financial statements according to U.S. GAAP, in particular by adding a group management report and other disclosures. The consolidated financial statements were then filed with the Deutsche Börse AG, Frankfurt/Main. The consolidated financial statements according to U.S. GAAP and German regulations were also audited by Ernst & Young AG Wirtschaftsprüfungsgesellschaft, Munich, who provided an unqualified audit opinion.

The Supervisory Board reviewed all financial statements of the Company and the audit reports issued by Ernst & Young AG. The Company’s auditors participated in the meeting of the Audit Committee on February 24, 2006, as well as in the meetings of the entire Supervisory Board on February 28, 2006, and on March 14, 2006, during which the review of the Company’s financial statements took place. In these meetings, the Audit Committee and the Supervisory Board discussed the audit reports and the consolidated financial statements in detail.

During the meeting on March 14, 2006, the Supervisory Board concurred with the results of the audit performed on the financial statements and the consolidated financial statements for the year ended December 31, 2005. The financial statements according to HGB as well as the consolidated financial statements in accordance with IFRS/IAS were thereby approved.

During the same meeting the Supervisory Board also concurred with both consolidated financial statements according to U.S. GAAP as well as the underlying audit opinons. The Supervisory Board approved the consolidated financial statements in accordance with U.S. GAAP without any reservations.

Re-election of Supervisory Board Members

At the Annual Shareholders’ Meeting on June 8, 2005, Prof. Dr. Jürgen Drews (Chairman), Dr. Prabhavathi Fernandes, and Dr. Metin Colpan were re-elected to the Supervisory Board of the Company.

The Supervisory Board would like to thank the Management Board and all GPC Biotech employees for their efforts and achievements in 2005.

Martinsried/Planegg, March 14, 2006

Jürgen Drews, M.D., Ph.D., Chairman

Report of the Supervisory Board    34  |  35

Executive Committee

Bernd R. Seizinger, M.D., Ph.D.

Chief Executive Officer

Bernd R. Seizinger, M.D., Ph.D., has been Chief Executive Officer of GPC Biotech since 1998. He joined GPC Biotech from Genome Therapeutics Corporation (now Oscient Pharmaceuticals Corporation) of Waltham, Massachusetts, where he was Executive Vice President and Chief Scientific Officer (1996–1998). From 1992 to 1996, Dr. Seizinger was at Bristol-Myers Squibb Pharmaceutical Research Institute in Princeton, New Jersey, where he held the posts of Vice President of Oncology Drug Discovery and, in parallel, Vice President of Corporate and Academic Alliances. From 1984 to 1992, Dr. Seizinger was at Harvard Medical School and Massachusetts General Hospital, where he served both as Associate Professor of Neuroscience at Harvard Medical School and Associate Geneticist and Director of the Molecular Neuro-Oncology Laboratory at Massachusetts General Hospital. Dr. Seizinger also held a visiting professorship at the Department of Molecular Biology at Princeton University. He was awarded his M.D. from the Ludwig Maximilians University and his Ph.D. from the Max Planck Institute of Psychiatry, both in Munich. He is the recipient of a number of scientific awards and has authored over 100 scientific publications. He is a member of the Supervisory Boards of ALTANA Pharma AG, BioXell SpA and Santhera Pharmaceuticals AG.

Mirko Scherer, Ph.D.

Senior Vice President

Chief Financial Officer

Mirko Scherer, Ph.D., co-founder of GPC Biotech AG, serves the Company as Senior Vice President and Chief Financial Officer. Previously, Dr. Scherer worked for The Boston Consulting Group in Munich, where he was a management consultant to several industries, including banking. He graduated with a degree in business administration from the University of Mannheim in Germany and obtained his MBA from the Harvard University Graduate School of Business Administration. Dr. Scherer received his Ph.D. in finance from the European Business School in Oestrich-Winkel in Germany. Dr. Scherer is a member of the “Börsenrat” (Exchange Council) of the Frankfurt Stock Exchange. He is also a member of the foundation Stichting Preferente Aandelen QIAGEN, located in Venlo, The Netherlands.

Elmar Maier, Ph.D.

Senior Vice President, Business Development

Chief Operating Officer (Martinsried/Munich, Germany)

Elmar Maier, Ph.D., co-founder of GPC Biotech AG, serves the Company as Senior Vice President, Business Development. He is also Chief Operating Officer of the Martinsried facility. Dr. Maier has successfully negotiated multiple pharmaceutical and biotech alliances. Previously, Dr. Maier ran a consulting firm commercializing biotech know-how. He was also Department and Project Manager at the Max Planck Institute for Molecular Genetics in Berlin, where he arranged collaborations with pharmaceutical and biotech companies. Dr. Maier has received numerous awards, including fellowships for his research in the field of genomics technologies at the Imperial Cancer Research Fund in London. Dr. Maier holds a degree in chemistry and obtained his Ph.D. in biology from the University of Konstanz in Germany. He is a member of the Supervisory Board of GATC Biotech AG.

Sebastian Meier-Ewert, Ph.D.

Senior Vice President

Chief Scientific Officer

Chief Operating Officer (Waltham, MA, USA)

Sebastian Meier-Ewert, Ph.D., co-founder of GPC Biotech AG, serves as the Company’s Senior Vice President and Chief Scientific Officer. He is also Chief Operating Officer of the Waltham facility. Prior to co-founding GPC Biotech, Dr. Meier-Ewert established and led a team of scientists working on gene expression analysis and bioinformatics at the Max Planck Institute for Molecular Genetics in Berlin. He also co-founded a consulting firm specializing in biotechnology know-how and technologies. Dr. Meier- Ewert studied biochemistry at University College, London. He completed his postgraduate training at the Imperial Cancer Research Fund in London and received his Ph.D. from the University of London. He is the recipient of several awards and author of more than 30 publications. Dr. Meier-Ewert is a member of the Supervisory Board of Immatics Biotechnologies GmbH.

Marcel Rozencweig, M.D.

Senior Vice President, Drug Development

Marcel Rozencweig, M.D. joined GPC Biotech in 2001. He previously worked for Bristol-Myers Squibb for 18 years, where he held several senior leadership positions in drug development and strategic planning, including Vice President, Oncology, Infectious Diseases and Immunology Clinical Research; and Vice President,

Strategic Planning and Portfolio Management. Dr. Rozencweig is a world-renowned expert in oncology drug development. His many achievements include significant contributions leading to the FDA approval of 11 drugs, mostly anticancer treatments, including the blockbusters Taxol and Paraplatin® (carboplatin). Dr. Rozencweig is an Adjunct Associate Professor of Medicine at New York University and has authored or co-authored more than 200 scientific publications.

Gregory H. Hamm

Vice President, Corporate Integration

Vice President, Bioinformatics and Information Technology

Site Head (Princeton, NJ, USA)

Gregory H. Hamm joined GPC Biotech in 1999 as Vice President, Bioinformatics and Information Technology, as well as Site Head of the Princeton facility. In 2001, Mr. Hamm was also appointed Vice President, Corporate Integration, which includes responsibility for Human Resources worldwide. Mr. Hamm was previously Vice President, Bioinformatics, at Genome Therapeutics Corporation (now Oscient Pharmaceuticals Corporation), where he was responsible for all computational aspects of the company’s scientific programs, including its work on the Human Genome Project. Before 1995, Mr. Hamm was Director of the Molecular Biology Computing Laboratory at Rutgers University (U.S.). Earlier he was the founder and manager of the EMBL Data Library and Head of Computing at the European Molecular Biology Laboratory (EMBL) in Heidelberg (Germany).

John P. Richard

Senior Business Advisor

John P. Richard joined GPC Biotech in 1999. Previously, he was Executive Vice President, Business Development at SEQUUS Pharmaceuticals, where he was responsible for negotiating the acquisition of SEQUUS by ALZA Corporation in 1999. Prior to SEQUUS, Mr. Richard headed business development for Vivus and Genome Therapeutics Corporation (now Oscient Pharmaceuticals Corporation), where he was responsible for establishing numerous pharmaceutical alliances. He was also co-founder and original Chief Executive Officer of IMPATH Inc. Mr. Richard currently serves on the Board of Directors of Altus Pharmaceuticals Inc., Targacept, Inc., Metastix Inc., and Zygogen, LLC and is a partner with Georgia Venture Partners. Mr. Richard received his MBA from Harvard Business School and his B.S. from Stanford University.

Hemanshu Shah, Ph.D.

Vice President, Commercial Operations

Hemanshu Sha, Ph.D., joined GPC Biotech in 2003. Previously, he was Global Commercial Leader for Zarnestra® (tipifarnib) and Procrit® (epoetin alfa) in the Oncology Global Marketing Group at Johnson & Johnson. Prior to joining Johnson & Johnson, he was Director of Marketing for Bristol-Myers Squibb Oncology with significant responsibility for marketing oncology products including Taxol, Paraplatin and Ifex® (ifosfamide). Dr. Shah’s earlier experience at Bristol-Myers Squibb included various positions in Business Development, and Research & Development. Dr. Shah received his Ph.D. in Pharmaceutical Sciences from Rutgers University, and his MBA from SUNY Buffalo, NY.

Brent Hatzis-Schoch

Vice President and General Counsel

Brent Hatzis-Schoch joined GPC Biotech in 2003. Prior to joining GPC Biotech, Mr. Hatzis-Schoch was Associate General Counsel for Global Research & Development at Pharmacia Corporation, where he earlier held various senior legal positions in the transactional and international areas. Previously, he had been European legal counsel to Baxter Healthcare, based in Brussels, Belgium. He also spent several years in private practice in the United States and Germany. Mr. Hatzis-Schoch received his law degree from George Washington University, Washington D.C.

Executive Committee    36  |  37

Glossary

Antibody

A protein produced by the immune system in response to the presence of a specific antigen and that binds to the antigen. When antibodies bind to corresponding antigens, they usually set in motion a process to eliminate the antigens.

A monoclonal antibody is produced by cells created through the fusion of an antibody-producing cell (such as a B-lymphocyte) with an immortalized cell. This process is accomplished in a laboratory and produces hybrid cells that express properties of both parent cells. The cells are all identical since they derive from a single cell and therefore are called “monoclonal.” These cells produce large amounts of a specific antibody that binds to a specific antigen.

Antigen

A foreign substance that, when introduced into the body, stimulates the immune system to produce antibodies as part of the body’s defense against infection and disease.

Breast cancer

A cancerous growth in breast tissue.

Breast cancer is the leading cause of cancer-related death among women in Europe, and in the U.S., it is second only to lung cancer. In 2005, it was estimated that over 210,000 new cases of invasive breast cancer will be diagnosed and over 40,000 women were expected to die from the disease in the U.S. The numbers are even higher in the European Union, with an estimated 270,000 new cases of the disease diagnosed annually and 88,000 deaths. While today in the U.S. the 5-year relative survival rate for localized breast cancer is 98%, the figure for patients with distant metastases is 26%.

Cell

The basic unit of which all living things are made. Cells replace themselves by dividing and forming new cells (mitosis). The processes that control the formation of new cells and the proper growth cells are disrupted in cancer.

Cell cycle

A highly regulated process of several phases through which a cell goes in order to divide and produce two daughter cells.

Chemotherapy

Treatment of cancer or other malignant diseases by the use of drugs that interfere with the growth or reproduction of malignant cells.

First-line chemotherapy is the first application of chemotherapy for patients who have not been treated with a chemotherapeutic regimen previously.

Second-line chemotherapy is the application of a different kind of chemotherapy regimen for patients who already have failed one chemotherapeutic regimen.

Clinical investigator

A medical researcher in charge of carrying out a clinical trial’s protocol.

Cytoplasm

The material that lies within the plasma membrane. It contains none of a cell’s genetic material, because this is contained in the nucleus. It contains fluid and the other organelles of the cells.

Cytotoxic

Toxic to cells, cell-killing.

Data Monitoring Board (DMB)

An independent, impartial committee composed of clinical research experts who review data while a clinical trial is in progress to ensure that participants are not exposed to undue risk. A DMB may recommend that a trial be stopped or continued based on safety, efficacy or ethical reasons.

Double-blind study

A clinical trial design in which neither the participating individuals nor the study staff know which participants are receiving the experimental drug and which are receiving a placebo (or another therapy). Double-blind trials are thought to produce objective results since the expectations of the doctor and the participant about the experimental drug do not affect the outcome.

EMEA (European Medicines Agency)

This organization is in charge of coordinating scientific resources in member states of the European Union with a view to evaluating and supervising medicinal products for both human and veterinary use.

“Fast track” designation

The FDA’s fast track programs are intended to facilitate the development and expedite the review of drugs that treat serious or lifethreatening conditions and that demonstrate the potential to address unmet medical needs. The “fast track” designation enables a company to do a rolling submission, submitting sections of the NDA (New Drug Application) as they become available.

FDA (U.S. Food and Drug Administration)

The U.S. Department of Health and Human Services agency responsible for ensuring the safety, regulation and effectiveness of all drugs, vaccines, medical devices, etc. and the approval of drugs.

Immune system

The complex system of organs, cells, and natural substances that normally protects the body from infections, diseases, and foreign substances by attacking the invaders or the abnormal cells. The immune system may also help the body fight some cancers.

Indication

A sign, symptom, or medical condition that leads to the recommendation of a treatment, test, or procedure.

Inhibitor

A chemical or biological substance that can reduce or shut off specific biological or biochemical processes.

Investigational New Drug (IND)

An Investigational New Drug (IND) Application is a request for authorization from the FDA to administer an investigational drug or biological product to humans.

In vitro

Outside a living organism. Pertaining to a biochemical process or reaction that takes place in a test tube or other non-living laboratory setting, rather than in a living organism.

Kinases

A specific class of enzymes (catalyst proteins) that attaches a phosphate group to another molecule. Kinases function to regulate biological processes and therefore are important targets for drugs.

Leukemia

Cancer of the blood or blood-forming tissues, such as bone marrow. People with leukemia often have a noticeable increase in white blood cells.

Chronic lymphocytic leukemia (CLL) is a common type of slowly progressing cancer in which too many lymphocytes are found in the peripheral blood and bone marrow.

Lung cancer

A cancerous growth in lung tissue.

Non-small cell lung cancer (NSCLC) is a group of lung cancers that includes squamous cell carcinoma, adenocarcinoma, and large cell carcinoma. Approximately 80 percent of all lung cancers are nonsmall cell lung cancer.

Small cell lung cancer is a type of lung cancer in which the cells are small and round. Also called oat cell lung cancer.

Lymphoma

A cancer that begins in the cells of the immune system and collects in the lymphatic system, a network of thin vessels and nodes throughout the body whose function is to fight infection. Lymphoma involves a type of white blood cells called lymphocytes.

B-cell lymphoma is a type of cancer associated with the uncontrollable growth of B-cells, a specific kind of immune cell.

Hodgkin’s lymphoma is a cancer in the lymphatic system that causes the cells in the lymphatic system to abnormally reproduce, eventually making the body less able to fight infection.

Non-Hodgkin’s lymphoma – the most common form of lymphoma – is a cancer in the lymphatic system that causes the cells in the lymphatic system to abnormally reproduce, eventually causing tumors to grow. Non-Hodgkin’s lymphoma cells can also spread to other organs.

Major histocompatibility complex (MHC) class II molecules

Proteins found on the surface of most mammalian cells that communicate with the immune system and allow for the detection of foreign substances.

Marketing Authorization Application (MAA)

Request for authorization from the EMEA to market a new drug product.

Glossary    38  |  39

Mechanism-of-action

The molecular process by which a substance produces a reaction or a series of reactions that lead to a physiological effect in the body.

Metastasis

The spread of cancer from its original site to another part of the body.

Multiple myeloma

A cancer that affects blood plasma cells. The disease causes the growth of tumors in many bones, which can lead to bone pain and fractures. In addition, the disease often causes kidney problems and lowered resistance to infection.

New Drug Application (NDA)

Request for authorization from the FDA to market a new drug product.

Nucleus

A vital body in the central portion of a cell which contains the genetic code; an essential agent in the regulation of growth, reproduction, and the transmission of cell characteristics.

Oncology

The study of cancer.

Open label study

A clinical study in which doctors and participants know what drug is being administered.

Orphan drug designation

Designation by the EMEA, that is designed to promote the development of drugs to treat rare life-threatening or very serious conditions that affect no more than five in every 10,000 people in the European Union (EU). The designation provides EU market exclusivity for up to ten years in the given indication. A similar program exists in the U.S. through the FDA.

Phase 1 (of clinical development)

Part of clinical development in which an investigational new drug is normally tested on healthy human volunteers in order to evaluate its potential toxicity, pharmacokinetic properties and suitable dosage. In the case of anticancer drugs, actual volunteer cancer patients are treated in Phase 1.

Phase 2 (of clinical development)

Part of clinical development in which the short-term efficacy, potential side effects and optimal dose of an investigational new drug are tested on a small number of patients suffering from the disease targeted by the drug. In the case of anticancer drugs, patients with a specific cancer type are selected for treatment.

Phase 3 (of clinical development)

Part of clinical development in which an investigational new drug is tested in a large number of patients (often hundreds or thousands) to evaluate its safety and efficacy in order to evaluate the risk-benefit of the potential new therapy.

Placebo

An inactive pill, liquid or powder that has no treatment value.

Plasma Membrane

The outer lining of the cell that is responsible for regulation of the cell’s internal environment.

Programmed cell death

So-called “apoptosis,” the body’s normal method of disposing of damaged, unwanted, or unneeded cells. Apoptosis signifies a process in which certain signals lead cells to self-destruct. This is one way by which the organism protects itself against cells that have taken the first step in the transformation into cancer cells. Cancer cells, on the other hand, often carry mutations that make them resistant to this form of cell death.

Prostate

A male sex gland that produces a viscid secretion that forms part of the seminal fluid.

Protein

A large molecule composed of one or more chains of amino acids in a specific order. Proteins are required for the structure, function and regulation of the body’s cells, tissues and organs, and each protein has unique functions. Examples include enzymes and antibodies.

Radiation therapy

Treatment with high-energy rays (such as x-rays) to kill or shrink cancer cells. The radiation may come from outside of the body (external radiation) or from radioactive materials placed directly in the tumor (internal or implant radiation). Radiation therapy may be used to reduce the size of a cancer before surgery, to destroy any remaining cancer cells after surgery, or, in some cases, as the main treatment. Radiation therapie is useful in the treatment of localized cancers.

Randomized trial

A study in which participants are randomly (i.e., by chance) assigned to one of two or more treatment arms of a clinical trial.

Receptor

A protein that is frequently found on the surface of a cell and that binds to a specific molecule. The binding stimulates a reaction in the cell.

Refractory disease

Diseases that have not responded or no longer respond to a particular treatment.

Relapsed disease

The return of signs and symptoms of diseases after a period of improvement.

Solid tumor

An abnormal mass of tissue that usually does not contain liquid areas. Different types of solid tumors are named for the type of cells that form them.

Taxane

A class of drug that inhibits cell growth by stopping cell division. Taxanes are used as treatments for cancer. Also called antimitotic or antimicrotubule agents or mitotic inhibitors. The marketed drugs Taxotere and Taxol are taxanes.

Trademark and References

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

Ifex® (ifosfamide) is a registered trademark of Bristol-Myers Squibb Company.

Paraplatin® (carboplatin) is a registered trademark of Bristol-Myers Squibb Company.

Procrit® (epoetin alfa) is a registered trademark of Johnson & Johnson.

Rituxan® (rituximab) is a registered trademark of Biogen Idec Inc.

Taxol® (paclitaxel) is a registered trademark of Bristol-Myers Squibb Company.

Taxotere® (docetaxel) is a registered trademark of Aventis Pharma S.A.

Zarnestra® (tipifarnib) is a registered trademark of Johnson & Johnson.

Glossary     40   |  41

Financial Calendar and Contacts

Important Corporate Events 2006

March 15

Publication of results for fiscal year 2005

May 4

Publication of results for first three months 2006

May 24

Annual Shareholders’ Meeting, Munich, Germany

August 3

Publication of results for first six months 2006

November 9

Publication of results for first nine months 2006

Contacts

Martin Braendle

Associate Director, Investor Relations & Corporate Communications

Phone: +49 (0)89 85 65-26 93

Fax: +49 (0)89 85 65-26 10

ir@gpc-biotech.com

Laurie Doyle

Associate Director, Investor Relations & Corporate Communications

Phone: +1 781 890 9007 (ext. 267)

Fax: +1 781 890 9005

usinvestors@gpc-biotech.com

Headquarters

GPC Biotech AG

Fraunhoferstr. 20

82152 Martinsried/Munich, Germany

Phone: +49 (0)89 85 65-26 00

Fax: +49 (0)89 85 65-26 10

info@gpc-biotech.com

www.gpc-biotech.com

GPC Biotech Inc.

610 Lincoln Street

Waltham, MA 02451, USA

Phone: +1 781 890 9007

Fax: +1 781 890 9005

101 College Road East

Princeton, NJ 08540, USA

Phone: +1 609 524 1000

Fax: +1 609 524 1050

Imprint

Design

KMS Team GmbH (Munich, Germany)

Photography

Henglein & Steets (Munich, Germany)

Printing

Mediahaus Biering (Munich, Germany)

Authority

GPC Biotech AG

Investor Relations & Corporate Communications

Copy deadline

February 15, 2006 (subjects unrelated to financials)

This annual report may contain forward-looking statements. Forward- looking statements may be, but are not necessarily, identified by words like “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “could” and similar expressions. Forward-looking statements include, but are not limited to, statements about the progress, timing and completion of research, development, pre-clinical studies and clinical trials for the Company’s product candidates; the timing and ultimate success in obtaining regulatory approval in the U.S., Europe or any other jurisdiction for satraplatin or any other product candidates; the Company’s ability to market, commercialize, achieve market acceptance for and sell the Company’s product candidates; the Company’s ability to adequately protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; and the Company’s estimates regarding anticipated operating losses, future revenues, capital requirements and needs for additional financing. These forward-looking statements are based on the Company’s current expectations and projections about future events and are subject to risks, uncertainties and assumptions. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this annual report might not occur. We direct you to the Company’s Form 20-F for the fiscal year ended December 31, 2005 and other reports filed with the U.S. Securities and Exchange Commission (SEC) for additional details on the important factors that may affect the Company’s future results, performance and achievements. Except as required by law, the Company disclaims any intent or obligation to publicly update or revise these forward-looking statements whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosure the Company makes on its current reports on Form 6-K to the SEC.